                                                                   EXHIBIT 10.10

                                                                  Execution Copy



                    ______________________________________

                                AIRCRAFT LEASE

                            COMMON TERMS AGREEMENT


                    ______________________________________
                        DATED AS OF SEPTEMBER 10, 1999



                                    BETWEEN



                     GENERAL ELECTRIC CAPITAL CORPORATION



                                      and



                          MIDWAY AIRLINES CORPORATION

CONTENTS


CLAUSE                                                               PAGE
 1.  INTERPRETATION................................................     1

 2.  REPRESENTATIONS AND WARRANTIES................................     2

 3.  CONDITIONS PRECEDENT..........................................     2

 4.  COMMENCEMENT..................................................     3

 5.  PAYMENTS......................................................     4

 6.  MANUFACTURER'S WARRANTIES.....................................    18

 7.  LESSOR'S COVENANTS............................................    18

 8.  LESSEE'S COVENANTS............................................    20

 9.  INSURANCE.....................................................    33

10.  INDEMNITY.....................................................    35

11.  EVENTS OF LOSS................................................    36

12.  RETURN OF AIRCRAFT............................................    37

13.  DEFAULT.......................................................    39

14.  TRANSFER......................................................    45

15.  MISCELLANEOUS.................................................    46

16.  DISCLAIMERS AND WAIVERS.......................................    51

17.  BROKERS AND OTHER THIRD PARTIES...............................    53

                            COMMON TERMS AGREEMENT

THIS COMMON TERMS AGREEMENT (this "CTA") is made as of September 10, 1999
BETWEEN:

(1)  GENERAL ELECTRIC CAPITAL CORPORATION; and

(2)   MIDWAY AIRLINES CORPORATION

WHEREAS:

(A) Midway Airlines Corporation desires to lease two (2) commercial aircraft (specifically the aircraft bearing serial numbers 30051 and 28613) from General Electric Capital Corporation or one of its Affiliates, and General Electric Capital Corporation or one of its Affiliates desires to lease such aircraft to Midway Airlines Corporation;

(B) Each party hereto wishes to provide in one document for certain common terms and conditions, as hereinafter provided in this CTA, that will be applicable to each lease referred to in Recital (A) but only to the extent that the lease specifically incorporates the terms of the CTA; and

(C) Each such lease transaction will be concluded only on the terms of an agreement entitled "Aircraft Lease Agreement," which together with this CTA (which will be incorporated into and become part of such Aircraft Lease Agreement), will constitute the lease for the applicable aircraft as identified therein;

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   INTERPRETATION

1.1  Definitions

     All references herein to "Lease" mean the integrated agreement consisting of the various documents comprising the Lease as defined in Schedule 1. In the Lease, capitalized words and expressions have the meanings set out for them in Schedule 1 and in the Aircraft Lease Agreement.

1.2  Construction

     (a) In the Lease, unless otherwise stated, a reference to:

          (i) "Lessor," "Lessee," "GECAS," or any other Person includes any of their successors and assignees;

          (ii)   plural concepts shall include the singular and vice versa;

          (iii) any document (except this CTA unless Lessor and Lessee otherwise expressly agree) shall include any changes to that document and any replacement for it;

          (iv) a Section or a Schedule is a reference to a section of or a schedule to this CTA, unless otherwise indicated;

          (v) any Regulation shall include any changes to that Regulation and any replacement for it;

          (vi) an obligation of a Person refers to any obligation that Person has under or in relation to the Lease; and

          (vii) "includes," "including", "include" or similar terms shall not be construed as limiting and shall mean "including, without limitation."

     (b) Headings to Sections and Schedules in the Lease are not intended to affect their meaning.

2.   REPRESENTATIONS AND WARRANTIES

2.1  Lessee's Representations and Warranties

     Lessee hereby makes the representations and warranties set out in Section
     1.1 of Schedule 2 as of the date of execution of the Aircraft Lease Agreement and as of the Delivery Date, and Lessee understands that these statements must be true, both when the Aircraft Lease Agreement is executed and on the Delivery Date.

2.2  Lessor's Representations and Warranties

     Lessor hereby makes the representations and warranties set out in Section
     1.2 of Schedule 2 as of the date of execution of the Aircraft Lease Agreement and as of the Delivery Date, and Lessor understands that these statements must be true, both when the Aircraft Lease Agreement is executed and on the Delivery Date.

3.   CONDITIONS PRECEDENT

3.1  Conditions Precedent

     Lessor need not deliver and start the leasing of the Aircraft under the Lease unless each of the Conditions Precedent listed in Schedule 3 is satisfied. Lessee need not accept and begin the leasing of the Aircraft under the Lease unless the conditions set forth in
     Section 4.3 have been satisfied.

4.   COMMENCEMENT

4.1  Leasing

     (a) Lessor shall notify Lessee as soon as possible, but no later than at least thirty (30) days prior to the Scheduled Delivery Month, of the Scheduled Delivery Week and Lessor shall notify Lessee as soon as possible, but no later than at least one (1) week prior to the Scheduled Delivery Week, of the Scheduled Delivery Date. Subject to
          Section 4.4, Lessor will lease the Aircraft to Lessee and Lessee will take the Aircraft on lease for the Term, which shall commence on the Delivery Date, and which shall be evidenced by Lessee's execution of Lease Supplement No. 1 and the Certificate of Technical Acceptance.

     (b) If (i) Lessee is unwilling or unable to accept delivery of the Aircraft on the date on which Lessor tenders the Aircraft for Delivery to Lessee under and in accordance with Section 4.3(a), or Lessee fails to fulfil any Condition Precedent [(other than (x) a Condition Precedent requested by Lessor pursuant to Section 1.1(g) or 1.2(a)(xi) of Schedule 3 or (y) the Condition Precedent pursuant to Section 1.2(b) of Schedule 3 but only to the extent the Lessee is unable to make the representations set forth in Sections 1.1(f) or (m) of
          Schedule 2 (the "Special Conditions"))] on or before such date and such Condition Precedent is not waived by Lessor, and (ii) the Aircraft meets the Delivery Condition Requirements, then the Rent Commencement Date for the Aircraft shall be deemed to have occurred on the date on which it is tendered by Lessor for Delivery in accordance with subclause (ii) of this Section 4.1(b), and Lessee shall be obligated to pay Rent for the Aircraft on and from such date regardless of whether the Delivery Date occurs or whether Lessee executes Lease Supplement No. 1 and the Certificate of Technical Acceptance, but Lessor shall have no obligation to deliver, and Lessee shall have no lease interest in the Aircraft or other right to possession of the Aircraft, unless and until Lessee fulfils all Conditions Precedent (which have not been waived by Lessor) and Lessee accepts delivery of the Aircraft as evidenced by its execution of Lease Supplement No. 1 and the Certificate of Technical Acceptance. In the event that any of the Special Conditions are not satisfied by Lessee or waived by the Lessor, neither the Delivery Date nor the Rent Commencement Date shall occur and (A) Lessee shall not be in breach of its obligation to accept the Aircraft hereunder and (B) Lessor shall have the right to terminate the Lease and shall not have any obligation to deliver the Aircraft and Lessee shall have no obligation to accept delivery of the Aircraft; provided, however, that if the Lease is terminated pursuant to clause (B) above due to the Lessee's inability to make the representations set forth in Section

          1.1(f) or (m) of Schedule 2, Lessee will on demand pay and indemnify Lessor for the Termination Costs.

     (c) Lessee will be responsible for all risks associated with any loss of or damage to the Aircraft from the Delivery Date until the Return Occasion.

4.2  Procedure before Delivery

     Lessor and Lessee will follow the Pre-Delivery Procedure.

4.3  Delivery and Acceptance

     After the Pre-Delivery Procedure has been carried out and so long (x) as the Aircraft meets the Delivery Condition Requirements; (y) the representations and warranties of Lessor are correct in all material respects on such date and (z) the Warranty Agreements as defined in
     Schedule 1 hereto shall have been simultaneously executed and delivered by the parties thereto in connection with the acceptance of the Aircraft by
     Lessee:

     (a) Lessor will offer to deliver the Aircraft to Lessee at the Delivery Location.

     (b) Lessee will accept the Aircraft. Lessee shall provide evidence of its acceptance by signing Lease Supplement No. 1 and the Certificate of Technical Acceptance for the Aircraft and delivering each such document to Lessor.

     (c) Lessee's acceptance of the Aircraft shall be regarded as absolute, unconditional and irrevocable.

4.4  Delayed Delivery

     If an Unforeseen Event happens and, as a result, Delivery takes place after the Scheduled Delivery Date or does not happen:

     (a) Lessor will not be responsible for any Losses that Lessee suffers resulting from such delay or non-delivery of the Aircraft;

     (b) Lessee will not, except in the circumstances described in Section 4.4(c), be entitled to terminate the Lease or to reject the Aircraft when it is offered for Delivery because of the delay.

     (c)  If the Aircraft has not been tendered for Delivery, in accordance with
          Section 4.3, by the Final Delivery Date, the Lessee may terminate the Lease by delivering notice to the other party within ten (10) days of such Final Delivery Date (and if such notice is not delivered within such ten (10) day period the Final Delivery Date will be deemed extended for one additional period of forty-five (45) days). Upon the delivery of any such notice or automatically on the expiration of such forty-five (45) day period if no such notice has been delivered, all obligations of each party under the Lease will end on the date of such notice or the date of the expiration of such period, as the case may be, except that Lessor will repay to Lessee the Deposit (if any) or return to Lessee or cancel any Letter of Credit and Lessee will remain obligated under its indemnity set forth in Section 3 of Schedule 4.

     (d) Lessee hereby agrees that its only right or remedy for a delay in delivery of the Aircraft as a result of an Unforeseen Event is the remedy set forth in Section 4.4(c) above and Lessee hereby waives any rights it may have under Section 2A-406 of the UCC or otherwise for any delay in delivery resulting from an Unforeseen Event.

5.   PAYMENTS

5.1  Deposit

     Lessee shall pay Lessor any Deposit that is specified in Section 3 of the Aircraft Lease Agreement.

5.2  Rental Periods

     The first Rental Period will start on the Rent Commencement Date and each subsequent Rental Period will start on the date immediately following the last day of the previous Rental Period. Each Rental Period will end on the date immediately before the numerically corresponding day in the next month, except that:

     (a) if there is no numerically corresponding day in that month, it will end on the last day of that month; and

     (b) if a Rental Period would otherwise overrun the Expiry Date, it will end on the Expiry Date.

5.3  Rent

     (a) Time of Payment: Lessee will pay to Lessor or its order Rent in advance on each Rent Date. Lessor must receive value for the payment on each Rent Date. If a Rental Period begins on a day which is not a Business Day, the Rent payable in respect of that Rental Period shall be paid on the Business Day immediately after that day, without interest.

     (b) Amount: The Rent payable during the Term shall be calculated in accordance with Schedule B of the Aircraft Lease Agreement.

5.4  Supplemental Rent and Maintenance Adjustment

     (a) Amount: If, under the Aircraft Lease Agreement, Lessee is required to pay Supplemental Rent or any Maintenance Adjustment, Lessee will pay
          (i) that Supplemental Rent, at the rates referred to in Section 3 of the Aircraft Lease Agreement, to Lessor in relation to each calendar month (or part of a month) of the Term, on the fifteenth (15th) day following the end of that calendar month (except that the last payment of Supplemental Rent during the Term shall be paid on the Expiry Date) or (ii) any Maintenance Adjustment in the amounts and at the time specified in Section 3.3 of the Aircraft Lease Agreement.

     (b) Adjustment: The Supplemental Rent rates shall be adjusted after the Delivery Date not more frequently than annually (with any such adjustment having retrospective application as appropriate to reflect the provisions of paragraphs (ii) and (iii) below) based on the following:

          (i) Annual Supplemental Rent Adjustment: by the Annual Supplemental Rent Adjustment, compounded annually commencing on the first anniversary of the Delivery Date, by way of agreed inflation adjustment as set forth in Schedule B of the Aircraft Lease Agreement under the definition of Annual Supplemental Rent Adjustment.

          (ii) Hour to Cycle Ratio Adjustment: Lessor and Lessee acknowledge that the Engine Supplemental Rent Rate, Engine LLP Supplemental Rent Rate and Landing Gear Supplemental Rent Rate are based upon the assumption that the Aircraft will operate on an Assumed Ratio. If that assumption proves to be incorrect at any time during the Term based upon Lessee's actual operating experience during the previous twelve (12) months (on an aggregate twelve
               (12) month basis), and the hour to cycle ratio differs from the Assumed Ratio by more than 10% during such twelve (12) month period, Lessor shall have the right, upon written notice to Lessee, to adjust the Engine Supplemental Rent Rate, Engine LLP Supplemental Rent Rate and Landing Gear Supplemental Rent Rate (in the case of a decrease in the ratio below the Assumed Ratio) and Lessor, upon written request from Lessee, will make that adjustment (in the case of an increase in the ratio above the Assumed Ratio). Any adjustment shall be based on a table contained in the Aircraft Lease Agreement. Actual hour to cycle ratios may fall outside (either above or below) the ratios identified in that table. In that case, the actual values shall be determined by extrapolating the closest observed intervals in the table.

               (iii) Assumed Utilization Adjustment: Lessor and Lessee acknowledge that any amounts of Airframe Supplemental Rent and APU Supplemental Rent payable by Lessee are based upon the assumption that the Aircraft will operate on an Assumed Utilization. If that assumption proves to be incorrect at any time during the Term based upon Lessee's actual operating experience during the previous twelve
                      (12) months (on an aggregate twelve (12) month basis) such that (A) the Assumed Utilization is 110% or greater than Lessee's actual utilization of the Aircraft or (B) the Assumed Utilization is 90% or less than Lessee's actual utilization of the Aircraft. In the case of Clause (A) of above, Lessor may make, and notify Lessee of, and in the case of Clause (B) above, Lessor, upon written notice from Lessee will make, such adjustment as Lessor determines is necessary in its reasonable discretion to maintain the rates of Airframe Supplemental Rent and APU Supplemental Rent at levels which accurately reflect the costs associated with obtaining relevant maintenance services at prevailing industry rates.

               (iv) Material Revision to Maintenance Program: If the Lessee's Maintenance Program is materially revised, Lessor may make, and notify Lessee of, such adjustment as Lessor determines is necessary in its reasonable discretion to maintain the Supplemental Rent at levels which accurately reflect the costs associated with obtaining relevant maintenance services at prevailing industry rates. Each notice shall specify the revised Supplemental Rent rates and the effective date of such revision and, absent reasonable objection by Lessee, Lessee shall be bound by it.

     (c) Lessee acknowledges and agrees that Supplemental Rent is additional rent for the leasing of the Aircraft and not cash collateral or other collateral security for Lessee's maintenance obligations under the Lease. Once paid all Supplemental Rent is the property of Lessor, it is not refundable to Lessee under any circumstances whatsoever and Lessee has no interest therein whatsoever.

5.5  Payments

     All payments by Lessee to Lessor under the Lease will be made for value on the due date (or if the due date is not a Business Day then the on the following Business Day) in Dollars and in immediately available funds by wire transfer to the Lessor's bank account as specified in Section 3 of the Aircraft Lease Agreement.

5.6  Withholding and Tax Credit

     (a) Withholding: Lessee must not deduct any amount from any of its payments under the Lease, for or on account of any Taxes, unless it is required by law to do so, in which case Lessee must:

          (i)    deduct the minimum amount necessary to comply with the Law;

          (ii) provided that the Lessor is a U.S. Person (as defined in Section 7701 of the Internal Revenue Code) and Lessor has provided to the Lessee, upon a request from Lessee and as required by applicable law, any forms evidencing such status as reasonably needed by Lessee to not withhold U.S. federal income taxes, pay Lessor an extra amount so that Lessor receives a net amount on the relevant payment date, that is equal to the amount that it would have received if the reduction had not been made. The amount of any such payment to Lessor must take into account the tax treatment of that payment to Lessor applying the principles of Section 5.10 such that Lessor shall be in no worse position than it would have been if the deduction had not applied in the first place;

          (iii) pay the Tax to the relevant taxing authority according to the relevant Law; and

          (iv) obtain a receipt (if one is available) from the relevant taxing authority and give it to Lessor.

     (b) Tax Credit: If Lessor, in good faith, determines that it has realized a tax benefit (by way of deduction, credit or otherwise) as a result of any payment for which Lessee is liable under Section 5.6(a) Lessor shall pay to Lessee as soon as practicable after the tax benefit has been realized (but not before Lessee has made all payments and indemnities to Lessor required under this Section), an amount which will ensure that (after taking account of the payment itself) Lessor is in no better and no worse position than it would have been if the deduction had not applied.

          Nothing in this Section 5.6(b) shall:

          (i) interfere with the right of Lessor to arrange its tax affairs in whatever manner it thinks fit; or

          (ii) oblige Lessor to disclose any information relating to its Tax affairs or any Tax computations; provided, that, if there is a need for Lessee to verify any Tax computations hereunder, Lessor will disclose such information to a nationally recognized independent accounting firm selected by Lessee after execution of an appropriate confidentiality agreement restricting the disclosure of such information.

5.7  Tax Indemnity

     (a)  General:

          (i) Except as provided in Section 5.7(c), Lessee will on demand pay and indemnify each Tax Indemnitee against any and all Taxes levied or imposed against or upon or payable by such Tax Indemnitee or Lessee and arising from the use or operation of the Aircraft, the execution of the Lease or the payments made under the Lease, including all Taxes relating or attributable to Lessee, the Lease or the Aircraft, directly or indirectly, in connection with the importation (only to the extent that the importation arises out of the Lessee's use of the Aircraft), exportation (only to the extent that the exportation arises out of the Lessee's use of the Aircraft), registration, ownership (but only to the extent relating to or attributable to or arising as a result of the possession, operation, use or maintenance of the Aircraft by Lessee), leasing, sub-leasing, purchase, delivery, possession, use, operation, repair, maintenance, overhaul, transportation, landing, storage, presence or redelivery of the Aircraft or any part thereof or any rent, receipts, insurance proceeds, income, indemnification payment or other amounts arising therefrom, or the making of any Equipment Change or the permanent replacement of any Engine.

          (ii) All Taxes indemnified pursuant to this Section 5.7(a) shall be paid by Lessee directly to the appropriate taxing authority (to the extent permitted by applicable Law) at or before the time prescribed by applicable Law. After any payment by Lessee of any Tax directly to a taxing authority, Lessee shall furnish to Lessor, on request, a copy of a receipt for Lessee's payment of such Tax (including a certified copy if required by Lessor) or such other evidence of payment of such Tax as is reasonably obtainable by Lessee and reasonably acceptable to Lessor.

          (iii)  Any amount payable by Lessee to a Tax Indemnitee pursuant to
                 Section 5.7(a) shall be paid within thirty (30) days (but in no event later than the date that the indemnified Tax is due) after receipt of a written demand therefor from the relevant Tax Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, provided that if an amount of any indemnified Tax is being contested in accordance with Section 5.9 and Lessee shall have duly performed (and shall continue to perform) all its obligations under Section
                 5.9 with
                 respect to such contest, then payment of the indemnity with respect to such Tax under Section 5.7(a) shall, at Lessee's election, be deferred until the date the contest has been completed.

     (b)  Sales and Use Taxes:

          (i)    Except as provided in Section 5.7(c) below, without limiting
                 Section 5.7(a) above and without duplication, Lessee shall pay to Lessor (or, if permitted by applicable Law and if requested by Lessor, Lessee shall pay to the relevant tax authority for the account of Lessor):

                 (y) all sales, use, rental, value added, goods and services and similar taxes ("Sales Taxes") required to be paid to the tax authority of the jurisdiction in which the Delivery Location is situated or to the jurisdiction of the Habitual Base or the State of Incorporation with respect to the lease of the Aircraft to Lessee pursuant to the Lease unless Lessee delivers to Lessor on or prior to the Delivery Date such exemption certificate or other document as may be required by applicable Law to evidence Lessee's entitlement to exemption from all Sales Taxes imposed by such jurisdiction with respect to the lease of the Aircraft pursuant to the Lease; and

                 (z) all Sales Taxes required to be paid to the tax authority of any jurisdiction in which the Aircraft may be used, operated or otherwise located from time to time unless Lessee delivers to Lessor such exemption certificates or other documents as may be required by applicable Law to evidence Lessee's entitlement to exemption from all Sales Taxes imposed by each such jurisdiction with respect to the lease of the Aircraft pursuant to the Lease.

          (ii) The parties will cooperate with each other in connection with the preparation and filing of any exemption application or similar document that is reasonably necessary or desirable under applicable Law to avoid the imposition of any Sales Taxes with respect to the transactions contemplated by the Lease.

          (iii) The specific obligations with respect to sales and use taxes set forth in this Section 5.7(b) are in addition to, and are not in substitution for, Lessee's obligation to indemnify for sales and use taxes pursuant to Section 5.7(a).

     (c) Lessee is not required to indemnify Lessor under Section 5.7(a), (b) or (d) to the extent that the Tax arises because of:

          (i)    the willful misconduct or gross negligence of Lessor;

          (ii) a Tax liability Lessor has which would have arisen even if the Lease had not been entered into; or

          (iii) a Tax liability charged on Lessor's gross or net income, profits or gains by any Government Entity in the United States; but excluding any Tax that is a Sales Tax or a Tax in the nature of a Sales Tax; or

          (iv) a Tax liability charged with respect to the period, or an event occurring, (x) prior to the Delivery Date or (y) after the Expiry.

     (d) Lessee will also indemnify each Tax Indemnitee, on an After-Tax Basis, as set forth in that Part of Schedule B of the Aircraft Lease Agreement entitled "Special Tax Indemnity" and the provisions of
          Section 5.9 (Tax Contest and Information) shall apply thereto.

5.8  [INTENTIONALLY DELETED]

5.9  Tax Contest and Information

     (a) If any Tax Indemnitee receives a written claim for any Tax for which Lessee would be required to pay an indemnity pursuant to Section 5.7, Lessor shall notify Lessee promptly of such claim, provided that any failure to provide such notice will not relieve Lessee of any indemnification obligation pursuant to Section 5.7. If requested by Lessee in writing promptly after receipt of Lessor's notice, Lessor shall, upon receipt of indemnity satisfactory to it and at the expense of Lessee (including, without limitation, all costs, expenses, legal and accountants' fees and disbursements, and penalties, interest and additions to tax incurred in contesting such claim) in good faith contest or (if permitted by applicable Law) permit Lessee to contest such claim by (i) resisting payment thereof if practicable and appropriate, (ii) not paying the same except under protest if protest is necessary and proper, or (iii) if payment is made, using reasonable efforts to obtain a refund of such Taxes in appropriate administrative and judicial proceedings. Lessor shall determine the method of any contest conducted by Lessor except for any contest involving only taxes (other than income taxes) of the Tax Indemnitee for which the Tax Indemnitee is indemnified under this Agreement ("Severable Taxes") and (in good faith consultation with Lessee) control the conduct thereof. Lessee shall determine the method of any contest conducted by Lessee and any contest involving Severable Taxes and (in good faith consultation with Lessor) control the conduct thereof. Lessee shall pay in full all payments of Rent and other amounts payable pursuant to the Lease, without reduction for or on account of any Tax, while such contest is continuing. Lessor shall not be required to contest, or to continue to contest, a claim for Taxes under this Section 5.9 if (x) such contest would result in a risk of criminal penalties or a material risk of a sale, forfeiture or loss of (including loss of use), or the imposition of a Lien (other than a Permitted Lien) on, the Aircraft, or (y)

          Lessee shall not have furnished an opinion of independent tax counsel selected by Lessor and reasonably satisfactory to Lessee, that a reasonable basis exists for such contest, or (z) a Default shall be continuing (unless Lessee shall have provided security reasonably satisfactory to Lessor securing Lessee's performance of its obligations under this Section 5.9). If Lessor contests any claim for Taxes by making a payment and seeking a refund thereof, then Lessee shall advance to Lessor, on an interest-free basis, an amount equal to the Taxes to be paid by Lessor in connection with the contest and shall indemnify Lessor on an After-Tax Basis for any adverse tax consequences to Lessor of such interest-free advance. Upon the final determination of any contest pursuant to this Section 5.9 in respect of any Taxes for which Lessee shall have made an advance to Lessor in accordance with the immediately preceding sentence, the amount of Lessee's obligation shall be determined as if such advance had not been made; any indemnity obligation of Lessee to Lessor under this
          Section 5.9 and Lessor's obligation to repay the advance will be satisfied first by setoff against each other, and any difference owing by either party shall be paid within ten days after such final determination.

     (b) If Lessor obtains a refund or reimbursement of all or any part of any Taxes for which a full indemnity was paid by Lessee, Lessor shall pay Lessee the amount of such refund or reimbursement, reduced by any Taxes imposed on Lessor on receipt or accrual of such refund or reimbursement and increased by any Taxes saved by Lessor by reason of the deductibility of such payment by Lessor. If, in addition to such refund or reimbursement, Lessor receives an amount of interest on such refund or reimbursement, Lessor shall pay to Lessee the portion of such interest which is fairly attributable to such refund, reduced by any Taxes imposed on Lessor on receipt or accrual of such interest and increased by any Taxes saved by reason of the deductibility of such payment by Lessor. Lessor shall not be required to make any payment to Lessee pursuant to this Section 5.9 while a Default shall have occurred and be continuing.

     (c) Lessor in its sole discretion (by written notice to Lessee) may waive its rights to indemnification pursuant to Section 5.7 with respect to any claim for any Tax and may refrain from contesting or continuing the contest of such claim, in which event Lessee shall have no obligation to indemnify Lessor for the Taxes that are the subject of such claim. If Lessor agrees to a settlement of any contest conducted pursuant to this Section 5.9 without the prior written consent of Lessee, which consent shall not be unreasonably withheld, then Lessor shall be deemed to have waived its rights to the indemnification provided for in Section 5.7 with respect to the Tax liability accepted in such settlement.

     (d)  Information:

          (i) If Lessee is required by any applicable Law, or by any third party, to deliver any report or return in connection with any Taxes for which Lessee would be obligated to indemnify Lessor or any other Tax Indemnitee under the Lease, Lessee will complete the same and, on request, supply a copy of the report or return to Lessor.

          (ii) If any report, return or statement is required to be made by Lessor or any other Tax Indemnitee with respect to any Tax for which there is an indemnity obligation of Lessee under the Lease, Lessee will use reasonable efforts, to the extent that Lessee has actual knowledge thereof, to promptly notify Lessor of the requirement, and will:

                 (y) if permitted by applicable Law, make and timely file such report, return or statement (except for any report, return or statement that Lessor has notified Lessee that Lessor or any other Tax Indemnitee intends to prepare and file), prepare such return in such manner as will show Lessor as lessor of the Aircraft and the ownership of the Aircraft in Lessor if required or appropriate, and provide Lessor upon request a copy of each such report, return or statement filed by Lessee, or

                 (z) if Lessee is not permitted by applicable Law to file any such report, return or statement, Lessee will prepare and deliver to Lessor a proposed form of such report, return or statement within a reasonable time prior to the time such report, return or statement is to be filed.

          (iii) Lessee will provide such information and documents as Lessor may reasonably request to enable Lessor or any other Tax Indemnitee to comply with its tax filing, audit and litigation obligations.

5.10  Indemnity Payments - After-Tax Basis

      The amount of any payment made under Section 5.7 (Tax Indemnity) (including Section 5.7(d)), Section 5.21 (Expenses) or Section 10 (Indemnity) to or for the benefit of any Indemnitee, shall include such amount as may be necessary to hold such Indemnitee harmless on an After-Tax Basis from all Taxes required to be paid by such Indemnitee with respect to such payment or indemnity (including any payments pursuant to this Section 5.10, determined based on the assumption that at the time each such payment or indemnity is accrued by the relevant Indemnitee, such payment or indemnity will be subject to (i) United States Federal income tax, (ii) United States state and local income tax and (iii) income taxes (if any) imposed by countries outside the United States at the actual rates imposed on the relevant Indemnitee on the payments and determined after taking into account the deductibility by such Indemnitee of

     (or other Tax benefit accruing to such Indemnitee) any such Tax (plus interest and penalties) or Expense, each at the rates assumed above.

5.11 Lessor Obligations Following Expiry Date

     Within 91 days after or, if Lessor is reasonably satisfied that there is no material risk that any payment made by Lessee pursuant to the Lease could be avoided as a preference, promptly after:

     (a) redelivery of the Aircraft to Lessor in accordance with and in the condition required by the Lease; or

     (b) payment to Lessor of the Agreed Value following an Event of Loss after the Delivery Date;

     or in each case such later time as Lessor is reasonably satisfied that Lessee has irrevocably paid to Lessor all amounts which may then be outstanding under the Lease and the Other Agreement:

          (i) Lessor will pay to Lessee the balance of the Deposit (if any) including any interest accrued thereon in accordance with the provisions of this Agreement and the Aircraft Lease Agreement;

          (ii) Lessor will pay to Lessee the amount of any Rent received in respect of any period falling after the date of redelivery of the Aircraft or payment of the Agreed Value, as the case may be; and

          (iii)  Lessor will return to Lessee or cancel any Letter of Credit.

5.12 Net Lease

The Lease is a net lease. The Lessee's obligation to pay Rent and to perform all of its other obligations under the Lease is absolute and unconditional no matter what happens and no matter how fundamental or unforeseen the event, including any of the following: (a) any right of set-off, counterclaim, recoupment, defense or other right which either party to the Lease may have against the other (including any right of reimbursement) or which Lessee may have against the Manufacturer, any manufacturer or seller of or any Person providing services with respect to the Aircraft, any Engine or any Part or any other Person, for any reason whatsoever; (b) any unavailability of the Aircraft for any reason, including a requisition of the Aircraft or any prohibition or interruption of or interference with or other restriction against Lessee's use, operation or possession of the Aircraft (whether or not the same would, but for this provision, result in the termination of the Lease by operation of law); (c) any lack or invalidity of title or any other defect in title, airworthiness, merchantability, fitness for any purpose, condition, design, or operation of any kind or nature of the Aircraft for any particular use or trade, or for registration or documentation under the Laws of any relevant jurisdiction, or any Event of Loss in respect of or any damage to the Aircraft;
(d) any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against Lessor, Lessee or any other Person; (e) any invalidity or unenforceability or lack of due authorization of, or other defect in, the Lease; (f) any Security Interests or Taxes; and/or (g) any other cause or circumstance which but for this provision would or might otherwise have the effect of terminating or in any way affecting any obligation of Lessee under the Lease. Lessee acknowledges and agrees that it has used its own judgement in selecting the Aircraft, and has not relied on Lessor or on any information supplied by Lessor, that Lessor is not a manufacturer of or dealer in aircraft and that Lessor has all of the rights and benefits of a lessor under a lease to which Section 2A-407 of the UCC applies as provided in such Section 2A-407.

Except as expressly set forth elsewhere in the Lease, Lessee hereby waives, to the extent permitted by applicable Law, any and all right which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, abate, cancel, quit, reduce, defer, suspend or surrender the Lease or the Aircraft or any obligation imposed upon Lessee under the Lease (including payment of Rent or Supplemental Rent).

Each payment of Rent or Supplemental Rent made by Lessee shall be final. Lessee will not seek to recover all or any part of any payment of Rent or Supplemental Rent for any reason whatsoever except manifest error, in which case Lessor shall promptly make payment to Lessee.

If for any reason whatsoever the Lease shall be terminated in whole or in part by operation of Law, except as specifically provided in the Lease, to the extent permitted by applicable Law Lessee waives all rights (if any) to any termination or diminution in its Rent or Supplemental Rent obligations hereunder and nonetheless agrees to pay to Lessor an amount equal to each Rent and Supplemental Rent payment at the time such payments would have become due and payable in accordance with the terms thereof had the Lease not been terminated in whole or in part and so long as such payments are made and all other terms and conditions hereof are complied with by Lessee, Lessor and Lessee will deem the Lease to remain in full force and effect.

Nothing in this Section 5.12 will be construed to limit Lessee's right to institute separate legal proceedings against Lessor in the event of Lessor's breach of the Lease subject to Sections 7.1 and 16.3 of this CTA, or to limit Lessee's rights and remedies against any other person.

5.13 Further Provisions regarding Deposit

     (a) If, under the Lease, Lessee is required to pay a Deposit, Lessee hereby grants a security interest in the Deposit to Lessor and the remaining provisions of this Section shall apply. Lessee agrees that Lessor shall be entitled to commingle the Deposit with Lessor's general or other funds, Lessor will have no obligation to pay any interest thereon (except as Lessor may otherwise specifically agree) and Lessor will not hold any such funds as agent or in trust for Lessee or in any similar fiduciary capacity. In this regard, Lessee acknowledges and agrees that it is not located in the State of New York within the meaning of
          Section 7-101 1-c. (b) of the New York General Obligations Law and, therefore, the requirements of Section 7-101 of the New York General Obligations Law to the effect that Lessor hold the Deposit in a separate, interest bearing account do not apply.

     (b) If an Event of Default shall have occurred and be continuing under the Lease or the Other Agreement, in addition to all rights and remedies accorded to Lessor elsewhere in the Lease or under Law in respect of the Deposit, Lessor may immediately or at any time thereafter, without prior notice to Lessee, apply all or part of the Deposit in or towards the payment or discharge of any matured obligation owed by Lessee or any Affiliate of Lessee under the Lease or the Other Agreement, in such order as Lessor sees fit, and/or exercise any of the rights of set-off described in Section 5.20 against all or part of the Deposit.

     (c) If Lessor exercises the rights described in Section 5.13(b) above, Lessee shall, following a demand in writing from Lessor, immediately restore the Deposit to the level at which it stood immediately prior to such exercise.

5.14 Letter of Credit

     (a) If, under the Lease, Lessee is required or elects to provide Lessor with a Letter of Credit, the provisions of this Section shall apply. Any Letter of Credit provided by Lessee to Lessor will be issued and payable by Wachovia Bank N.A. or another bank acceptable to Lessor in its sole and absolute discretion and in form and substance acceptable to Lessor in its sole and absolute discretion and will be issued as security for all payment obligations of Lessee to Lessor under the Lease and each Other Agreement (including any and all Losses suffered or incurred by Lessor), which shall remain in full force and effect and may be drawn down by Lessor upon demand at any time or times following the occurrence of an Event of Default until the Required LC Expiry Date.

     (b) With the prior written consent of Lessor, the Letter of Credit may have a validity period or periods ending prior to the Required LC Expiry Date, provided that (i) the Letter of Credit shall, in each case, be renewed and delivered to Lessor not later than thirty (30) days prior to its expiry; and (ii) a Letter of Credit shall remain in force at all times up to the Required LC Expiry Date.

     (c) If at any time during the Term, Lessor determines in its sole and absolute discretion that the current issuing or confirming bank for the Letter of Credit is no longer an acceptable issuing or confirming bank (whether by virtue of a material adverse change in its financial condition or for any other reason) Lessee shall promptly procure that the Letter of Credit is replaced by a Letter of Credit issued by another bank acceptable to Lessor in its sole and absolute discretion and (if requested by Lessor in its sole and absolute discretion) that such replacement Letter of Credit is confirmed by another bank acceptable to Lessor in its sole and absolute discretion.

     (d) If Lessor makes a drawing under the Letter of Credit, Lessee shall, following a demand in writing by Lessor, immediately procure that the maximum amount available for drawing under the Letter of Credit is restored to the level at which it stood immediately prior to such drawing.

5.15 [INTENTIONALLY OMITTED]

5.16 Late Payment Interest

     (a) If Lessee fails to pay any amount payable under the Lease on the due date, Lessee will pay on demand from time to time to Lessor interest (both before and after judgement) on that amount, from the due date to the date of payment in full by Lessee to Lessor, at the Interest Rate. All such interest will be compounded monthly and calculated on the basis of the actual number of days elapsed in the month, assuming a 30 day month and a 360 day year.

5.17 Currency

     (a) Except for Losses and expenses suffered or incurred by Lessor, which shall be payable by Lessee to Lessor in the currency and in the amount in which such Loss is suffered or incurred, all amounts payable to Lessor under the Lease shall be payable in Dollars in New York and payment in Dollars in New York is of the essence. Lessee must indemnify Lessor against any Loss Lessor suffers if:

          (i) Lessor receives an amount relating to Lessee's obligations in a different currency from that in which payments should be made under the Lease; or

          (ii) Lessee pays a judgment or claim in a different currency from that in which payments should be made under the Lease.

     (b) Lessee relinquishes any right to pay any amount under the Lease in a currency which is different from the currency provided in the Lease. Notwithstanding any such receipt, judgment or claim described in
          Section 5.17(a), Lessee shall have a separate obligation to pay, and Lessor shall have a separate claim against Lessee for, amounts to be indemnified by Lessee under this Section 5.17.

5.18 Certificates

     Except where expressly provided in the Lease, any certificate or determination by Lessor as to any rate of interest or as to any other amount payable under the Lease will, in the absence of manifest error, be presumed to be correct.

5.19 Appropriation

     If any sum paid or recovered by Lessor in respect of the liabilities of Lessee under the Lease is less than the amount then due, Lessor may apply that sum to amounts due under the Lease in such proportions and order and generally in such manner as Lessor may determine in its sole discretion.

5.20 Set-off

     (a) In this sub-clause, references to Lessee will also include Lessee's Subsidiaries.

     (b) Lessor may, without notice, set-off any obligations owed by Lessee under the Lease or the Other Agreement against any obligation Lessor or any Affiliate owes Lessee under the Lease or the Other Agreement, regardless of the place of payment or currency.

     If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in New York. If the amount of an obligation is unknown, Lessor may estimate the amount. Any difference between the estimated obligation and the actual obligation will be paid by either Lessor or Lessee, as appropriate, when the amount becomes known. Lessee shall not set-off any obligations owed by Lessor against any obligation Lessee owes Lessor under the Lease or the Other Agreement.

5.21 Expenses

     Whether or not the Aircraft is delivered to Lessee (unless delivery does not occur due to a breach by Lessor or due to Lessee's exercise of its rights under Section 4.4(c)), Lessee will pay to Lessor on demand all reasonable expenses (including all legal fees and expenses and the fees and expenses of other professional advisers) that the Lessor has to pay:

     (a) to deal with any amendments, extensions, consents or waivers that are requested by Lessee (specifically excluding any expenses incurred by Lessor or any Affiliate in connection with any change in the ownership or financing of the Aircraft, including as contemplated by Section 14.2) or to deal with any replacement of any Engine or Part;

     (b) for FAA counsel and for assistance in perfecting the Lease in the State of Registry and the State of Incorporation (and any other appropriate place); and

     (c) in connection with, the enforcement or preservation of any of Lessor's rights under the Lease (including under Section 10) or in respect of the repossession of any Aircraft.

     All amounts payable pursuant to this Section 5.21 will be paid in the currency in which they are incurred by Lessor.

6.   MANUFACTURER'S WARRANTIES

     (a) So long as no Significant Default has occurred which is continuing, Lessor shall make available to Lessee during the Term the benefit of all manufacturer's warranties in relation to the repair or remedy of any defect in the Aircraft (including compensation for loss of use of the Aircraft) to the extent that it is permitted to do so. Lessee will give Lessor prompt written notice of any warranty claim which is settled with Lessee on the basis of a cash payment.

     (b) If a Significant Default has occurred and is continuing Lessor may immediately recover from Lessee the proceeds of any warranty claims previously paid to Lessee to the extent that such claims relate to any defect in the Aircraft not fully and completely rectified by Lessee before such Significant Default and Lessor may (so long as such Significant Default is continuing):

          (i)  if Lessor has commenced the exercise of its remedies under
               Section 13.2 or the Aircraft has been returned pursuant to
               Section 12, retain for its own account any such proceeds previously paid to Lessor which would have been remitted to Lessee under this Section 6 in the absence of such Significant Default; and

          (ii) cause any proceeds of any pending claims to be paid to Lessor, rather than Lessee.

     (c) Lessee will take all steps as are reasonably requested by Lessor at the end of the Term to ensure that the benefit of any warranties relating to the Aircraft which have not expired is vested in Lessor.

     (d) To the extent that any of the provisions of Section 6(a), 6(b) or 6(c) above is inconsistent with the assignment of warranties contained in any of the Warranty Agreements, such agreements shall be controlling.

7.   LESSOR'S COVENANTS

7.1  Quiet Enjoyment

     So long as no Event of Default has occurred and is continuing, Lessor will not interfere with Lessee's right to quiet use and possession of the Aircraft during the Term. Exercise by Lessor of its rights of inspection or other rights provided to it under the Lease in the absence of an Event of Default shall not be considered to be a breach of the foregoing covenant. Lessee agrees that its only right with respect to a default by Lessor under the Lease is to make a claim against Lessor for actual damages resulting directly therefrom and in any event subject to Section 16.3 hereof, and Lessee hereby waives any and all other rights or remedies it may have solely by reason of Section 2A-211 of the UCC (without limiting however the obligation of the Lessor under the first sentence of this paragraph) or Sections 2A-508 through 2A-522 of the UCC or otherwise. During the Term, Lessor will take such action as may be necessary to discharge any Lessor Lien of the type referred to in clause (ii) of the definition of "Lessor Lien" which would result in a breach of this Section 7.1; provided that Lessor will not be required to discharge any such Lessor Lien which arises from a claim being contested by Lessor (or its successors or assigns) in good faith and by appropriate proceedings so long as such proceedings do not involve any material risk of the sale, forfeiture or loss (including loss of use) of the Aircraft.

7.2  Maintenance Contributions

     If, under the Aircraft Lease Agreement for the Aircraft, Lessee is required to pay Supplemental Rent, then provided no Event of Default has occurred and is continuing, Lessor will pay (as a separate and independent obligation and not as a return of Supplemental Rent) the following amounts to Lessee by way of contribution to the cost of maintenance of the Aircraft, UPON RECEIPT BY LESSOR, WITHIN NINE (9) MONTHS AFTER COMPLETION OF SUCH MAINTENANCE AND IN ANY EVENT NO LATER THAN NINE (9) MONTHS AFTER THE EXPIRY DATE, of an invoice and supporting documentation reasonably satisfactory to Lessor evidencing performance of the following work by the Maintenance Performer:

          (i) Airframe: With respect to the Airframe, the completion, in accordance with Section 8.10, of the Airframe Structural Check, the lesser of (aa) the amount of that invoice and (bb) an amount equal to the aggregate amount of the Airframe Supplemental Rent paid under the Lease at the date such work starts less the aggregate amount previously paid by Lessor under this sub-clause;

          (ii) Engine Life-Limited Parts: With respect to life-limited Parts within any Engine, the performance, in accordance with Section 8.10, of any replacement or repair of those Parts ("Engine LLP Replacement"), the lesser of (x) the amount of that invoice and
                (y) an amount equal to the aggregate amount of the Engine LLP Supplemental Rent paid in respect of that Engine under the Lease at the date such work starts less the aggregate amount previously paid in respect of that Engine by Lessor under this sub-clause;

          (iii) Engine Refurbishment: With respect to any Engine, the performance, in accordance with Section 8.10, of Engine Refurbishment in respect of that Engine the lesser of (x) the amount of that invoice and (y) an amount equal to the aggregate amount of the Engine Supplemental Rent paid under the Lease in respect of that Engine at the date such work starts less the aggregate amount previously paid in respect of that Engine by Lessor under this sub-clause;

          (iv) APU: With respect to the APU, the performance, in accordance with Section 8.10, of all shop visits requiring APU removal and disassembly, the lesser of (x) the amount of that invoice and
                (y) an amount equal to the aggregate amount of the APU Supplemental Rent paid under the Lease in respect of the APU at the date such work starts less the aggregate amount previously paid in respect of the APU by Lessor under this sub-clause; provided, however, that Lessee shall receive a credit at the end of the Term for APU Supplemental Rent accrued from the first day of the month in which maintenance work commences to the date of commencement of such maintenance work and which has been paid by Lessee in accordance with the terms of this Agreement but which has not been credited by Lessor to the cost of such maintenance work; and

          (v) Landing Gear: With respect to the Landing Gear, the performance in accordance with Section 8.10, of all work on the landing gear in the nature of overhaul and requiring removal and disassembly, the lesser of (x) the amount of that invoice and (y) an amount equal to the aggregate amount of the Landing Gear Supplemental Rent paid under the Lease at the date such work starts less the aggregate amount previously paid by Lessor under this sub-clause.

     PROVIDED THAT Lessor will not pay any such contribution:

          (a) in respect of paragraphs (i)-(v) above, for repairs arising as a result of accidents or incidents (whether or not eligible for recovery under Lessee's insurance), operational or maintenance mishandling or airworthiness directive work (except as otherwise agreed by Lessor); nor

          (b) in respect of paragraphs (ii) and (iii) above, for repairs arising as a result of foreign object damage, the removal, installation, maintenance and repair of QEC (Quick Engine Change
               Kits) and/or, unless approved by Lessor, any elective parts replacement.

8.   LESSEE'S COVENANTS

8.1  Duration

     (a) All undertakings and covenants of the Lessee in the Lease shall, except where expressly otherwise stated, be performed at the expense of Lessee.

8.2  Information

     Lessee will:

     (a)  provide Lessor with a Technical Report for the Aircraft within fifteen
          (15) days after the end of each calendar month throughout the Term;

     (b)  provide Lessor with the Financial Information;

     (c) notify Lessor, promptly, of any Event of Loss or of any event which is likely to result in an insurance claim in excess of the Damage Notification Threshold and details of any negotiations with insurers or insurance brokers relating to such claim;

     (d) promptly notify Lessor after Lessee knows or has reason to know of the occurrence of a Default;

     (e) provide Lessor, upon request, with evidence that all Taxes and charges incurred by Lessee in connection with the Aircraft, its location and its operations, including those invoiced by airports and air traffic control authorities, have been paid in full;

     (f) provide Lessor with such other information concerning the location, condition, use and operation of the Aircraft, as Lessor may from time to time reasonably request;

     (g) give Lessor prior written notice as to the time and location of the next Major Check (such notice to be given prior to the induction of the Aircraft into such Major Check); provided that, the failure to do so will not constitute a Default or an Event of Default; and

     (h) notify Lessor of the imminent removal of any Engine for the purpose of Engine Refurbishment; provided that, the failure to do so will not constitute a Default or an Event of Default.

8.3  Lawful and Safe Operation

     Lessee will operate the Aircraft for commercial purposes from the Delivery Date until the Return Occasion from a base within the State of Registry or from such other base outside the State of Registry pursuant to a sub-lease or a wet-lease complying with Section 8.4(a), provided, always that Lessee must not use or operate Aircraft or suffer or permit the Aircraft to be used or operated:

     (a) in violation of any applicable Regulations, unless and solely to the extent the validity of such Regulations are being contested in good faith by appropriate proceedings so long as neither such proceedings nor such violation involves any material risk of the sale, forfeiture or loss (including loss of use) of the Aircraft, any risk of criminal liability on the part of any Indemnitee, or any violation of any term of any of the Insurances;

     (b) for any purpose for which the Aircraft was not designed or which is illegal;

     (c) to carry cargo which could reasonably be expected to damage the Aircraft;

     (d) in any circumstances or place where the Aircraft is not covered by the Insurances; or

     (e) for purposes of training, qualifying or re-confirming the status of cockpit personnel except for the benefit of Lessee's cockpit personnel, and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other aircraft of the same type operated by Lessee.

8.4  Subleasing

     (a) AT NO TIME PRIOR TO THE RETURN OCCASION WILL LESSEE SUB-LEASE, WET-LEASE, CHARTER OR GIVE POSSESSION OF THE AIRCRAFT OR ANY ENGINE TO, OR OTHERWISE PERMIT THE AIRCRAFT OR ANY ENGINE TO BE IN THE POSSESSION OF, ANY PERSON EXCEPT:

          (i)    when the prior written consent of Lessor has been obtained; or

          (ii) where the Aircraft or Engine is delivered to a manufacturer or maintenance facility for work to be done on it as required or permitted under the Lease; or

          (iii) to a Certificated Air Carrier listed on Schedule 13 or to another sub-lessee to which Lessor consents in writing (in either case a "Permitted Sub-Lessee") pursuant to a sub-lease (a "Permitted Sub-Lease") which complies with the conditions set out in Section 8.4(b) and provided that no Significant Default shall have occurred and be continuing;

          (iv)   on a wet-lease or charter which complies with Section 8.4(c);
                 or

          (v)    with respect to an Engine, as permitted under Section 8.11.

     (b) In addition to any consent required in this Section 8.4 (in connection with the identity of a Permitted Sub-Lessee other than a Certificated Air Carrier listed on Schedule 13), each of the following conditions shall be required to be satisfied in relation to any Permitted Sub-Lease prior to any sub-leasing pursuant to this Section:

          (i) Notification: at least thirty (30) days prior to entering into any Permitted Sub-Lease, Lessee shall give Lessor written notice, specifying the identity of the Permitted Sub-Lessee, the term of the Permitted Sub-Lease, the delivery date under the Permitted Sub-Lease and the habitual base of the Permitted Sub-Lessee;

         (ii) Term: the term of the Permitted Sub-Lease shall not be capable of extending beyond two (2) months before the Scheduled Expiry Date;

         (iii) Form:  a Permitted Sub-Lease shall:

               (aa) not contain provisions inconsistent with the provisions of the Lease (but may impose additional or more stringent obligations on any Permitted Sub-Lessee than are imposed on Lessee under the Lease);

               (bb) provide that no further subleases of the Aircraft by such Permitted Sub-Lessee are permitted; and

               (cc) include provisions substantially identical to or having substantially the same effect as Sections 2.1, 5.6, 5.7, 5.10, 5.12, 5.16, 5.17, 8, 9, 10, 11, 13 (only those provisions providing for Lessor's rights of repossession, termination and general damages), 15.1, 15.8 and 16 and Schedules 2 (Section 1.1), and 9 of the Lease (but the Permitted Sub-Lease may impose additional or more stringent obligations on any Permitted Sub-Lessee than are imposed on Lessee under the Lease);

          (iv) Subordination and Assignment: the Permitted Sub-Lease shall provide that (aa) the Permitted Sub-Lease is subject and subordinate to the Lease in all respects and the rights of the Permitted Sub-Lessee under the Permitted Sub-Lease are subject and subordinate in all respects to the rights of Lessor under the Lease; and (bb) prior to delivery of the Aircraft to the Permitted Sub-Lessee (as a condition precedent thereof), the Permitted Sub-Lessee shall provide an acknowledgement to Lessor in a form reasonably satisfactory to Lessor, confirming its agreement to this provision and confirming that its rights to possession of the Aircraft under the Permitted Sub-Lease will terminate immediately upon the termination of the Lease, and that it will redeliver the Aircraft to Lessor, upon notification from Lessor that an Event of Default has occurred and that it has, as a result thereof, terminated Lessee's right to possession of the Aircraft under the Lease (the "Subordination Acknowledgement") and (cc) Lessee may terminate such Permitted Sub-Lease following the occurrence of an Event of Default under the Lease where Lessor has terminated the leasing of the Aircraft under the Lease as a result thereof. The Permitted Sub-Lease shall be assigned to Lessor pursuant to an agreement reasonably acceptable to Lessor (the "Sub-Lease Assignment");

          (v) Quiet Enjoyment: the Permitted Sub-Lease shall provide that the Permitted Sub-Lessee shall have the right to quiet enjoyment of the Aircraft for so long as no Event of Default has occurred under the Lease and/or no event of default or termination event (howsoever described) has occurred under the Permitted Sub-Lease;

          (vi) Obligations of Lessee: Lessee shall remain primarily liable under the Lease for the performance and observance of all its obligations to the same extent as if no Permitted Sub-Lease had been entered into. To the extent that the Permitted Sub-Lessee properly performs an obligation under the Permitted Sub-Lease, Lessor agrees that such performance shall also be regarded as discharging (to such extent) Lessee's corresponding obligation;

          (vii) Insurances: all insurance requirements herein shall be complied with either by Lessee or by the Permitted Sub-Lessee as if references in the insurance provisions of the Lease to "Lessee" were references to "the Permitted Sub-Lessee", and Lessee shall cause the Permitted Sub-Lessee to provide the insurance certificate and brokers' letter of undertaking referred to in
                 Section 9.3(c)(iii) at least five (5) Business Days prior to the commencement of the Permitted Sub-Lease;

          (viii) Registration: there shall be no change in the registration of the Aircraft from its State of Registry;

          (ix) Repossession Insurance: if reasonably required by Lessor, repossession insurance shall be obtained by Lessor at Lessee's cost, provided that repossession insurance will not be required if the Permitted Sub-Lessee meets the requirements of Sections 8.7(a)(iv). If repossession insurance is required, the Permitted Sub-Lease must provide that, if any such repossession insurance cannot be obtained or renewed, a termination event will occur upon notice by Lessor to Lessee or the Permitted Sub-Lessee of an inability to procure repossession insurance;

          (x) Legal Opinions: as a condition precedent to the effectiveness of the Permitted Sub-Lease, Lessee shall provide to Lessor the following legal opinions (at Lessee's or Permitted Sub-Lessee's expense) addressed to Lessor from counsel acceptable to Lessor;

                    (aa) a legal opinion in relation to the Permitted Sub-Lease in form and substance reasonably satisfactory to, and containing such other matters set out in Schedule 8 requested by, Lessor and confirming further that each of the Subordination

                          Acknowledgement, the Permitted Sub-Lease and the Sub-Lease Assignment is valid, binding and (except as limited by any equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' or lessors' rights generally) enforceable against Permitted Sub-Lessee and, in the case of the Sub-Lease Assignment, properly perfected as against Lessee; and

                    (bb) one or more legal opinions in a form and from counsel reasonably acceptable to Lessor in the State of Registry, the State of Incorporation for each of Lessee and the Permitted Sub-Lessee and, if not in the United States, State of the Habitual Base to the effect, inter alia, that Lessor's interests in the Aircraft will be recognized under the laws of such country or countries.

                          The foregoing opinion or opinions (x) shall be forwarded promptly to Lessor at least five (5) Business Days prior to the effective date of the Permitted Sub-Lease, and (y) may, if different opinions are required hereunder, be made by a single counsel qualified to render opinions in each such country;

          (xi) Filings: Lessee shall co-operate with Lessor (at no cost to Lessor) in connection with the execution and filing of any documents reasonably required by Lessor to be executed and filed from time to time with any registry or authority in the Habitual Base, the State of Registry and State of Incorporation (of each of Lessee and the Permitted Sub-Lessee) in order to protect the interests of Lessor in and to the Aircraft, the Lease or the Permitted Sub-Lease and/or to ensure the validity, enforcement or priority thereof;

          (xii) Expenses: Lessee will pay to Lessor on demand all reasonable out of pocket expenses (including legal, survey and other costs) and Taxes payable or incurred by Lessor in connection with the review and approval of the documentation required pursuant to this Section or otherwise incurred in connection with any requested sub-lease or the sub-leasing of the Aircraft thereunder, and will pay any Sublease Fee specified in the Aircraft Lease Agreement for such Aircraft;

          (xiii) Permitted Sub-Lease: Promptly after its execution, Lessee shall provide Lessor with a copy of the signed Permitted Sub-Lease;

          (xiv)  [Intentionally Deleted]; and

          (xv) Financing Restrictions and Requirements: If Lessee requests Lessor's consent to a sub-lease, it will not be unreasonable for Lessor to decline its consent to such sub-lease if such sub-lease would result in a breach by Lessor of the restrictions contained in Lessor's financing agreements or would result in a reduction in the security value(s) of aircraft financed under such financing agreements or would result in the Aircraft no longer being capable of being financed under such financing.

     (c) Notwithstanding Section 8.4 (a) Lessee shall be permitted to wet lease or charter the Aircraft provided such wet lease or charter constitutes an arrangement whereby Lessee agrees to furnish the Aircraft to a third party pursuant to which the Aircraft (i) shall be operated solely by regular employees of Lessee possessing all current certificates and licenses that are required by applicable Regulations, including by the State of Registry, and shall remain in the operational control and possession of Lessee, (ii) shall be subject to insurance coverage approved by Lessor, (iii) shall be used and operated in accordance with the Lease and shall be maintained by Lessee in accordance with Lessee's Maintenance Program and Lessee's normal maintenance practices, and (iv) shall not be subject to any change in its State of Registry; and provided always that such arrangement is expressly subordinated to the Lease and the rights of Lessor thereunder and to the Aircraft.

     (d) A Permitted Sub-Lessee shall be entitled during the term of the Permitted Sub-lease to operate, use, locate and employ the Airframe, Engines and Parts in any lawful manner not in contravention with the Lease.

     8.5  Inspection

     (a) Lessee will permit Lessor's representative to inspect the Aircraft at any time; provided that, unless (i) a Default has occurred and is continuing or (ii) Lessee fails to comply with Section 8.2(g) or (h), any such inspection shall be conducted no more than once annually. Lessor will give Lessee reasonable notice of inspection. Unless an Event of Default has occurred and is continuing, Lessor will ensure that such inspection will not result in a disruption to the scheduled operation or maintenance of the Aircraft. Lessee shall comply with the reasonable requests of Lessor's representative during the course of an inspection but shall not be obligated to open any bays and panels; provided that, during an inspection conducted by Lessor pursuant to clause (ii) above, if such inspection occurs after the failure of Lessee to comply with Section 8.2(g) Lessee shall be obligated to open or remove all bays and panels which would have been opened or removed during the inspection contemplated by Section 8.2(g) and in the event Lessee fails to comply with Section 8.2(h), Lessee shall permit the performance of a complete video borescope inspection of the applicable Engine for which Lessee failed to comply with Section 8.2(h).

     (b)  The cost of conducting an inspection shall be borne by Lessor unless
          (i) at the time of inspection an Event of Default has occurred and is in existence or (ii) Lessee has failed to comply with Section 8.2(g) or (h), in either such case the cost shall be borne by Lessee.

     (c) No liability or obligation will be incurred by Lessor by reason of non-exercise by it of the inspection rights referred to in this Section.
8.6  Ownership; Property Interests; Related Matters

     (a) Lessee will maintain Nameplates containing the Nameplate Inscription in a prominent position in the cockpit or cabin of the Aircraft and on each Engine; and

     (b)  Lessee will not:

          (i) represent that it is the owner of the Aircraft or that it has an economic interest (equivalent to ownership) in the Aircraft for Tax treatment or other purposes;

          (ii) take any action or fail to take any action if it could put Lessor's rights or interests at risk;

          (iii) represent to others that Lessor is associated with or responsible for the business activities and/or flight operations of Lessee;

          (iv) allow the Aircraft or Lessor's interest in it or the Lease to become or remain subject to any Security Interest (other than a Permitted Lien); or

          (v) allow the name of any Person to be placed on the Aircraft or any Engine as a designation that could reasonably be interpreted as a claim of ownership or as a Security Interest; provided, that Lessee may place thereon, or allow a Permitted Sub-Lessee to place thereon, its customary insignia and colors.

8.7  General

     (a)  Lessee will:

          (i) (x) maintain its business as a commercial passenger airline, will preserve its corporate existence (other than as permitted in Section 8.7(a)(vii) below) and (y) maintain all rights, privileges, licenses and franchises material thereto or material to performing its obligations under the Lease;

          (ii) not operate the Aircraft in a manner which discriminates against the Aircraft based on its leased status, when compared with the manner in which Lessee operates similar aircraft, engines or parts in Lessee's fleet;

          (iii) not change the location of its chief executive office from that described in the heading of the Aircraft Lease Agreement or otherwise be located (as defined in Section 9-103(3)(d) of the UCC) at any place in the United States other than the location described the heading of the Aircraft Lease Agreement, except upon thirty (30) days prior written notice thereof to Lessor;

          (iv)   remain a Certificated Air Carrier;

          (v)    [Intentionally Deleted];

          (vi) not liquidate or dissolve (except in accordance with Section 8.7(a)(vii) below); and

          (vii) not consolidate with or merge into or with any other corporation or other Person, and not convey, transfer, lease or otherwise dispose of all or substantially all of its property and other assets to, or acquire all or any substantial part of the property or other assets or capital stock of (if such acquisition is analogous in either purpose or effect to a consolidation or merger), any corporation or other Person, unless:

                 (x) the Person formed by or surviving such consolidation or merger or the Person which acquires by conveyance, transfer, lease or other disposition all or substantially all of such property and other assets or stock (the "Successor Entity"): (A) shall be a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) immediately after giving effect to such transaction, shall have acquired or succeeded to all or substantially all of the property and other assets of Lessee (if such assets are being transferred) as an entirety, shall have a tangible net worth (determined in accordance with GAAP) at least equal to the lesser of (1) Fifty Million Dollars ($50,000,000) and (2) 75% of Lessee's tangible net worth (determined in accordance with GAAP) immediately prior to such transaction; provided, however, Lessor shall waive such requirement if, in its reasonable credit judgement, the ability of the Successor Entity or Lessee, if Lessee is the Successor Entity, to perform its obligations under this Lease shall not be materially adversely affected by such transaction; and provided, further, that in the exercise of such credit judgement, Lessor shall have access to full information; (C) shall be a "citizen of the United States" of America as defined in Section 40102(a)(15)(c) of Title 49 of the U.S.C. and Certificated Air Carrier; and (D) unless Lessee is acquiring the assets or capital stock of another Person, Lessee shall execute and deliver to Lessor (X) such recordations and filings with any Governmental Entity and such other documents as Lessor determines shall be reasonably necessary or advisable to evidence, such consolidation, merger, sale, lease, transfer or other disposition and (Y) an agreement, in form and substance reasonably satisfactory to Lessor, which is a legal, valid, binding and enforceable assumption by such Successor Entity of the due and punctual performance and observance of each covenant and condition of the Lease and the other related documents to which Lessee is a party, and shall provide an officer's certificate to such effect and to the effect that the other requirements of this Section have been satisfied, and a legal opinion from counsel to such effect and otherwise in such reasonably satisfactory to Lessor; and

               (y) immediately prior to and after giving effect to such transaction, no Event of Default or Payment Default shall have occurred and be continuing.

8.8  Records

     Lessee will keep all Aircraft Documents and Records:

     (a)  in English;

     (b) in a manner consistent with Lessee's existing record keeping practices; and

     (c) so they meet the requirements of applicable Regulations (including FAR 91.417) and Lessee's Maintenance Program.

8.9  Protection

     Lessee will:

     (a) take all actions that are within its control to keep the Aircraft registered with the Air Authority in the name of Lessor; and

     (b) upon the request of Lessor, make any and all filings required to be made with the Air Authority registry that are within its control and take all other actions within its control that are necessary or advisable to reflect on the Air Authority registry any change in (i) the ownership of the Aircraft, or (ii) in the interests of Lessor in the Lease or the Aircraft, or (iii) any modification to the Aircraft (such as the permanent replacement of any Engine in accordance with the Lease) or (iv) any applicable Regulation. Lessor will bear any costs incurred as a consequence of a change in ownership of the Aircraft or in the identity of Lessor and Lessee will bear any other costs incurred in complying with this Section, including in connection with the replacement of any Engine.

8.10 Maintenance and Repair

     Lessee will maintain, overhaul and repair the Aircraft (or arrange for the Aircraft to be maintained, overhauled and repaired), so that:

     (a) the Aircraft is kept in as good operating condition and repair as the condition of the Aircraft as at Delivery and after giving effect to any post-Delivery modifications, repairs or maintenance paid for or otherwise provided by or on behalf of Lessor, except for ordinary wear and tear;

     (b) the Lessee has a current certificate of airworthiness (issued by the Air Authority in the appropriate public transport category) for the Aircraft in good standing at all times;

     (c) the Aircraft complies with (i) all applicable Regulations including the standard stipulated by FAR Part 121 Subpart L and any other rules and regulations of the FAA and in at least the same manner and with at least the same care, including maintenance scheduling, modification status and technical condition, as is the case with respect to similar aircraft owned or otherwise operated by Lessee and as if Lessee were to retain and continue operating the Aircraft in its fleet after the Expiry Date, including all maintenance to the Airframe, any Engine or any Part required to maintain all warranties, performance guaranties or service life policies in full force and effect; provided that, without in any way limiting Lessee's obligations under the Lease, nothing herein shall prevent Lessee, in determining whether to perform Optional Maintenance on the Airframe or any Engine, from taking into account that the Lessee shall be redelivering the Aircraft on the Scheduled Expiry Date, and Lessee may therefore elect not to perform such Optional Maintenance; and (ii) the requirements of all Airworthiness Directives and all service bulletins designated by the State of Design or State of Registry as "mandatory," and to be carried out before the Scheduled Expiry Date; and

     (d) all maintenance is carried out according to Lessee's Maintenance Program in at least the same manner and with at least the same care, including maintenance scheduling, modification status and technical condition, as is the case with respect to similar aircraft owned or otherwise operated by Lessee; provided that, without in any way limiting Lessee's obligations under the Lease, nothing herein shall prevent Lessee, in determining whether to perform Optional Maintenance on the Airframe or any Engine, from taking into account that the Lessee shall be redelivering the Aircraft on the Scheduled Expiry Date, and Lessee may therefore elect not to perform such Optional Maintenance.

8.11 Removal of Engines and Parts

     (a) General: Lessee must replace, within ninety (90) days thereof (or in the event Lessee does not have such an engine available, such longer time as Lessor and Lessee acting reasonably mutually agree is necessary to obtain such an engine), any Engine that has suffered an Engine Event of Loss in accordance with Section 8.11(b). Any Engine which otherwise is lost, stolen, destroyed, seized, obsolete, confiscated, damaged beyond repair or permanently rendered unfit for any reason, must be replaced in accordance with Section 8.11(b). Any Engine may be installed on another aircraft Lessee owns or leases in accordance with Section 8.11(c). Lessee may install an engine (other than an Engine) on the Aircraft in accordance with Section 8.11(d). For so long as a GE Entity is the owner of the Aircraft and the Other Aircraft (at the time of installation), Lessee may install any of the Other Engines on the Aircraft on a permanent basis in accordance with
          Section 8.11(b). Lessee shall obtain from any person to whom permanent possession of an Engine is given (an "Engine Possession"), and from the lessor and/or owner of any airframe on which an Engine is installed and from any holder of a Security Interest in any airframe on which an Engine is installed, an agreement in writing (which agreement, in the case of a lease or Security Interest, may be contained in the applicable lease or security interest agreement covering such airframe) to Lessor, that such Person will not seek to acquire, claim or exercise as against Lessor any rights, title or interest with respect to such Engine as a result of such Engine being installed on such Airframe or, in the case of an Engine Possession, while such Person is otherwise in the permanent possession of the Engine. In the event Lessee shall have received from a lessor of or secured party holding a Security Interest in any airframe leased to Lessee or owned by Lessee a written agreement pursuant to the foregoing sentence and the lease or Security Interest covering such airframe (such lease or security agreement being referred to as an "Aircraft Agreement") also covers an engine or engines owned by the lessor under such lease or subject to such Security Interest in favor of the secured party under such Security Interest, Lessor hereby agrees for the benefit of such lessor or secured party (and hereby agrees for the benefit of any lessor or secured party with respect to a spare engine not subject to an Aircraft Agreement) that Lessor will not seek to acquire, claim or exercise as against such lessor or secured party, any right, title or interest in relation to any such engine as the result of such engine being installed on the Airframe at any time while such engine is subject to such lease or Security Interest and owned by such lessor or subject to a Security Interest in favor of such secured party.

     (b)  Permanent Replacement of Engines:  If Lessee permanently replaces an
          Engine:

          (i) the replacement engine (except if such replacement is one of the Other Engines) must be of the same manufacturer and model, or at Lessee's option an engine of an improved model, and have equivalent or better remaining useful life, modification status, time elapsed since hot section refurbishment, cold section refurbishment, reduction gear overhaul, life limited part utility, serviceability and equivalent remaining warranty status as the Engine it replaces, and is otherwise of an equivalent or better value and utility and suitable for installation and use on the Airframe without impairing the value or utility of the Airframe and compatible with the remaining installed Engine(s); provided that, if Lessee is unable to obtain a replacement engine which meets the above requirements, Lessor agrees to discuss in good faith with Lessee alternative requirements for a replacement engine;

          (ii)   [Intentionally Deleted];

          (iii) the replacement engine must have become and remain, until replaced in accordance with this Section, the property of Lessor free from Security Interests (other than Permitted Liens); and

          (iv) Lessee must have history and maintenance records of the replacement engine.

     (c) Other Aircraft: An Engine may be installed on an aircraft which Lessee owns or leases if:

          (i)    no Significant Default has occurred and is continuing;

          (ii)   Lessee has operational control over the aircraft;

          (iii) Lessor keeps the ownership of the Engine concerned until replaced in accordance with this Section;

          (iv) the Engine does not become subject to a Security Interest and the applicable airframe is not subject to any Security Interest except a Permitted Lien or a lease or Security Interest described in Section 8.11(a) above; and

          (v) unless replaced pursuant to Section 8.11(b), the Engine is removed from the aircraft as soon as practicable but not later than the Expiry Date.

     (d) Temporary Replacement: Lessee may install any engine or part on the Aircraft as a temporary replacement if:

          (i) only with respect to the installation of any such engine, no Significant Default has occurred and is continuing;

          (ii) there is not then available on terms reasonably acceptable to Lessee an engine or part complying with the requirements of the Lease for a replacement Engine or Part;

          (iii) it would result in an unreasonable disruption of the operation of the Aircraft or the business of Lessee to have the Aircraft grounded until such time as an engine or part complying with the requirements of the Lease for a replacement Engine or Part becomes available for installation;

          (iv) as soon as practicable after an engine or part is installed on the Aircraft, but before the earlier of ninety (90) days after such temporary replacement (unless such temporary replacement engine is one of the Other Engines) and in all cases (including if the engine is one of the Other Engines) the Expiry Date, Lessee removes that engine or part and replaces it with the original Engine or Part (or, in the case of a Part, by a part which is allowed by Section 8.11(e)); and

          (v)    the Insurances for the Aircraft are not affected.

     (e) Permanent Replacement of Parts: Except if the Airframe or an Engine to which a Part relates has suffered an Event of Loss, the Lessee, at its sole cost and expense, will promptly replace all Parts that may from time to time become worn out, lost, stolen, destroyed, seized, obsolete, confiscated, damaged beyond repair or permanently rendered unfit for any reason whatsoever. In addition, in the ordinary course of maintenance, service, repair, overhaul or testing, the Lessee, at its sole cost and expense, may remove any Parts provided, that the Lessee, at its sole cost and expense, replace such Parts promptly with replacement parts or temporary replacement parts in accordance with
          Section 8.11(d). All replacement parts must be free from Security Interests (other than Permitted Liens), in good operating condition, have a value and utility the same or better than the Part it is replacing, have as much useful life available until the next scheduled maintenance procedure (if applicable), be of the same or more advanced make or model and of the same interchangeable modification status as the Part it is replacing. Lessee must have full details of the source and maintenance records of the replacement part and in the case of serialized rotable parts, also have a complete history. All Parts at any time removed from the Airframe or Engine shall remain the property of the Lessor and subject to this Lease, no matter where located, until such time as such Parts shall be replaced by replacement parts that have been incorporated or installed in or attached to such Airframe or Engine and that meet the requirements for replacement parts set forth in this Section 8.11(e). Immediately upon any replacement part (other than temporary replacement parts) meeting the requirements of this Section 8.11(e) becomes incorporated or installed in or attached to an Airframe or Engine, without further act, (i) title to the replaced part shall thereupon vest in the Lessee in AS-IS WHERE-IS condition, free from Security Interests of the Lessor and shall no longer be considered a Part hereunder; (ii) title to such replacement part shall thereupon vest in the Lessor; and (iii) such replacement part shall become subject to the Lease and be deemed part of such Airframe or Engine, as the case may be, for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to such Airframe or Engine

     (f) Pooling/Interchange: Lessee shall not subject any Engine or Part to any pooling, interchange, lease or similar arrangement unless (i) Lessee obtains Lessor's prior written consent thereto or (ii) such pooling arrangement provides that title to a replacement part incorporated or installed in or attached to an Airframe or Engine pursuant to Section 8.11(e) shall vest in Lessor as provided in
          Section 8.11(e)(ii) and (iii).

8.12 Equipment Changes

     Lessee will not make any modification or addition to the Aircraft (each an "Equipment Change"), except for an Equipment Change which:

          (i)    is expressly permitted or required by the Lease; or

          (ii) has the prior written approval of Lessor not to be unreasonably withheld and does not diminish the condition, utility, airworthiness or value of the Aircraft;

          (iii)  is required to be made by any applicable Law; or

          (iv)   is required to be made in order to maintain the Insurances.

  So long as no Event of Default has occurred and is continuing, Lessee may remove any Equipment Change provided that (x) the Equipment Change is not required pursuant to the terms of the Lease or to maintain the Insurances and
  (y) such removal will not diminish the value, utility, airworthiness or condition of the Aircraft below that which would have been otherwise required under the Lease had such Equipment Change not been made. Furthermore, Lessor may require Lessee to remove any Equipment Change made pursuant to clause 8.12(ii) above on the Expiry Date and to restore the Aircraft to its condition prior to that Equipment Change; provided, however, that Lessor shall advise Lessee of its request to remove any Equipment Change no later than sixty (60) days prior to the commencement of the applicable re-delivery C-check. Any Equipment Change not so removed becomes the property of Lessor.

8.13 Title on an Equipment Change

     Title to any equipment that becomes a Part or an Engine after the Delivery Date shall vest in Lessor solely by virtue of its attachment to the Airframe or an Engine and it shall then be subject to the Lease as if it were attached to the Aircraft at Delivery. If so requested by Lessor, with respect to an Engine, Lessee will provide a properly executed bill of sale or similar instrument to evidence the vesting of title to any such equipment in Lessor. After Lessor has determined that Lessee has permanently replaced an Engine in accordance with

     Section 8.11(b) and this Section 8.13, Lessor will without recourse or warranty (except as to the absence of Lessor's Liens), transfer to Lessee all of Lessor's rights to the engine that has been replaced, on an AS-IS, WHERE-IS basis, and will at Lessee's expense provide a bill of sale or similar instrument as Lessee may reasonably request to evidence such transfer. Lessee shall indemnify, on an After-Tax Basis, Lessor and each other Tax Indemnitee for all fees, expenses and Taxes incurred by Lessor or any other Tax Indemnitee in connection with any such transfer.

9.   INSURANCE

     (a)  Public Liability and Property Damage Insurance.

          (i) Subject to the rights of the Lessee under Section 9(d), the Lessee shall, without expense to the Lessor maintain or cause to be maintained in effect at all times during the Term, with insurers of nationally or internationally recognized reputation and responsibility which normally participate in airline insurance programs, comprehensive airline public liability insurance (including, without limitation, aircraft third party liability, baggage and mail and aviation general third party liability, contractual liability, passenger legal liability, cargo liability, property damage liability, general third party legal liability and product liability coverage but excluding manufacturer's product liability coverage) with respect to the Aircraft in an amount not less than the greater of (x) the amount which Lessee may carry from time to time on other similar aircraft in its fleet (whether owned or leased) and (y) the Minimum Liability Amount; provided that an agreement of the Government for the benefit
                  --------
          of the Additional Insureds to insure against or indemnify for substantially the same risks to at least the same amount shall satisfy the requirements of this Section 9(a), provided that on or prior to
                                                 --------
          the date of such agreement, the Lessee shall provide an Officer's Certificate of the Lessee certifying that any such insurance or indemnity provides protection no less favorable than insurance coverage that would comply with this Section 9. Such insurance shall be of the same type and covering the same risks usually carried by the Lessee with respect to similar aircraft and engines and shall provide coverage that is in substantially similar form, of such types and having limits within the range of limits (but no less than the Minimum Liability Coverage) as are customarily obtained by similarly situated United States carriers operating similar aircraft on similar routes.

          (ii) During any period that the Aircraft is grounded and not in operation for any reason, the Lessee may modify the insurance required by this Section 9(a) to modify the amounts of public liability and property damage insurance, the scope of the risks covered and the type of insurance, in all circumstances to conform to such insurance customary in the United States airlines industry for regional air carriers similarly situated with the Lessee in respect of similar aircraft which are grounded, not in operation, and stored or hangared, except that in all instances, the amounts of coverage and scope of risk covered and the type of insurance shall be at a minimum no less favorable than the insurance as from time to time applicable to aircraft owned or leased by Lessee on the ground, not in operation, and stored or hangared.

     (b)  Insurance Against Loss or Damage to the Aircraft and Engines.

          (i) Subject to the rights of the Lessee under Section 9(d), the Lessee shall, without expense to the Lessor, maintain or cause to be maintained in effect at all times during the Term with insurers of nationally recognized responsibility which normally participate in airline insurance programs (i) all risk (including U.S. limited form of war risk insurance covering (but not limited to) hijacking, strikes, civil commotion, terrorist acts and acts of sabotage while the Aircraft is operated in the U.S. and Canada), agreed value, ground, taxiing and flight hull insurance, which may, except as expressly provided in this Section 9(b), exclude war risks and allied perils, covering the Aircraft for an amount at all times (even when the Aircraft is grounded or in storage) not less than the Agreed Value from time to time; provided that, neither the Lessee nor any Permitted
                             -------- ----
          Sub-Lessee shall be required to maintain all-risk flight aircraft hull insurance with respect to any period in which the Aircraft is grounded and properly stored or hangared. Such insurance shall not provide insurers with a right to replace the Airframe or any Engine with another airframe or engine. Such hull insurance or other personal property insurance of the Lessee (or a Permitted Sub-Lessee) shall cover Engines or engines and Parts temporarily removed from the Airframe, pending replacement by installation of the same or similar Engines, engines or Parts on the Airframe. Such insurance shall be on a replacement cost basis in respect of damage not constituting an Event of Loss and on an agreed value basis in respect of an Event of Loss and shall be of the same type and covering the same risks usually carried by the Lessee with respect to similar aircraft and engines and shall provide coverage that is in substantially similar form, of such types and having limits within the range of limits (but no less than Agreed Value from time to time) as are customarily obtained by similarly situated United States carriers operating similar aircraft on similar routes. If and to the extent that the Lessee or a Permitted Sub-Lessee operates the Aircraft (A) on routes where it maintains war risk, hijacking or allied perils insurance in effect with respect to other similar owned or leased aircraft in its fleet, (B) on routes where the custom in the industry is to carry war risk, hijacking or allied perils insurance or (C) in any area of recognized hostilities, the Lessee or such Permitted Sub-Lessee shall maintain or cause to be maintained such insurance in effect with respect to the Aircraft in the amount at least equal to the Agreed Value from time to time. An agreement by the Government to insure against or indemnify for substantially the same risks to at least the same amount will satisfy any of the requirements of this Section 9(b). Notwithstanding the foregoing, the Lessee shall not be required to maintain war risk insurance (except the U.S. limited form of war risk insurance noted above) so long as the Aircraft is operated only within the United States and Canada.

          (ii) During any period that the Aircraft is on the ground and not in operation, the Lessee may carry or cause to be carried, in lieu of the insurance required by this Section 9(b), insurance otherwise conforming with the provisions of this Section 9(b) except that the scope of the risks and the type of insurance shall be in substantially similar form, of such types and having limits within the range of limits (but no less than Agreed Value from time to time) as are customarily obtained by similarly situated United States carriers in respect of similar aircraft which are grounded, not in operation, and stored or hangared, provided that the scope of the risks and the type of
                           --------
                 insurance shall be the same as from time to time applicable to aircraft owned by the Lessee of the same type similarly on the ground and not in operation, provided further that the Lessee
                                              -------- -------
                 shall maintain Insurance against risk of loss or damage to the Aircraft in an amount equal to the Agreed Value from time to time during such period that the Aircraft is on the ground and not in operation.

     (c) Additional Insureds; Loss Payment. The Lessee shall cause all policies of insurance carried in accordance with this Section 9 to name the Indemnitees as additional insureds as their respective interests may appear as additional insureds. Such policies shall provide with respect to such Indemnitees that (i) none of their respective interests in such policies shall be invalidated by any act or omission or breach of warranty or condition contained in such policies by the Lessee or any other Person (other than such Additional Insured) or, in the case of any particular Indemnitee, any other Indemnitee and shall insure the respective interests of the Indemnitees regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Lessee or any Permitted Sub-Lessee; (ii) in the case of any particular Indemnitee, no cancellation or lapse of coverage for nonpayment of premium or otherwise, and no substantial change of coverage which adversely affects the interests of any such Indemnitee, shall be effective as to such Indemnitee until thirty (30) days (or such lesser period as may be applicable in the case of any war risk coverage) after receipt by such Indemnitee of written notice from the insurers of such cancellation, lapse or change; (iii) they shall have no liability for premiums, commissions, calls, assessments or advances with respect to such policies; (iv) such policies will be primary without any right of contribution from any other insurance carried by such Indemnitees; (v) the insurers waive any rights of set-off (including for unpaid premiums), counterclaim, deduction or subrogation whether by attachment or otherwise, against such Indemnitees; (vi) such policies shall apply worldwide and have no territorial restrictions or limitations (except, in the case of war, hijacking or related perils insurance, as otherwise permitted hereunder); (vii) shall contain a 50/50% Clause per Lloyd's Aviation Underwriter's Association Standard Policy Form AVS 103; and (viii) losses shall be adjusted with the Lessee (or, if an Event of Default shall have occurred and be continuing, with the loss payee referred to in the last sentence of this Section 9(c)); provided, that, in the case of an Event of Loss, no adjustment (other than
     --------
     hull deductibles) shall reduce the amount payable under such policy to less than the agreed value required by Section 9(b). Each liability policy shall provide that all the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured and each hull policy shall provide that the exercise by the insurer of rights of subrogation derived from rights retained by the Lessee will not delay payment of any claim that would otherwise be payable but for such rights of subrogation. Each hull policy shall name the Lessor as loss payee; provided that, so long as the insurers shall not have
                    -------- ----
     received written notice that an Event of Default has occurred and is continuing, if insurance proceeds under a hull policy in the aggregate equal $1,000,000 or less, then such proceeds shall be payable to the Lessee and, notwithstanding the foregoing, any amounts (i) of any proceeds which in the aggregate exceed $1,000,000, (ii) of any proceeds in respect of a total loss or an Event of Loss or (iii) if the insurers shall have received written notice that an Event of Default has occurred and is continuing, any proceeds with respect to any single loss, shall be payable to such loss payee.

     (d) Deductibles and Self-Insurance. The Lessee may from time to time self-insure, by way of deductible or premium adjustment provisions in insurance policies or otherwise, the risks required to be insured against pursuant to this Section 9 under a program applicable to all aircraft in the Lessee's fleet in such amounts as are then self-insured with respect to similar owned or leased aircraft in the Lessee's fleet but in no case shall such self-insurance in the aggregate exceed, in addition to the Lessee's normal deductible per occurrence relating to damage (but not total loss) to aircraft for each aircraft in the Lessee's fleet (which normal deductible amount shall not to exceed the Deductible Amount in respect of the Aircraft), an amount equal to 3% of the Lessee's tangible net worth (but in no event exceed $15,000,000 (including, for purposes of calculating the amount of $15,000,000, the amount of such normal deductible applicable to the Aircraft (but not any other aircraft in the Lessee's fleet))), calculated as at the end of the Lessee's immediately preceding fiscal year.

     (e) Application of Hull Insurance Proceeds. As between the Lessor and the Lessee, any payments received under policies of hull or other property insurance required to be maintained by the Lessee pursuant to Section 9(b), shall be applied as follows:

               (i) if such payments are received with respect to loss or damage (including an Event of Loss with respect to an Engine) not constituting an

               Event of Loss with respect to the Airframe, payments in the aggregate of $1,000,000 or less shall be paid over to or retained by the Lessee and any payments which in the aggregate are greater than $1,000,000 shall be paid over to or retained by the Lessor for payment to the Lessee only upon performance of its repair or replacement obligation; and

               (ii) if such payments are received with respect to an Event of Loss with respect to the Airframe so much of such payments as shall not exceed the Agreed Value and other amounts required to be paid by the Lessee shall be applied in reduction of the Lessee's obligation to pay such amounts if not already paid by the Lessee, and to reimburse the Lessee if such amounts shall have been paid, and the balance, if any, of such payments shall be promptly paid over to or retained by the Lessee.


     (f) Insurance for Own Account. Nothing in this Section 9 shall prohibit the Lessor, the Lessee or any Indemnitee from obtaining insurance with respect to the Aircraft for its own account (including, without limitation, in the case of the Lessee, hull insurance under the same policies maintained pursuant to this Section 9 in amounts in excess of those required to be maintained pursuant to this Section 9) and any proceeds payable thereunder shall be payable as provided in the insurance policy relating thereto, provided that no such insurance may be obtained which
                       --------
     would limit or otherwise adversely affect the availability of coverage or payment of any insurance required to be obtained or maintained pursuant to this Section 9, it being understood that all salvage rights to the Airframe or the Engines shall remain with the Lessee's insurers at all times.

     (g)  Reports, etc.  Lessee will furnish, or cause to be furnished, to the Lessor (A) on or prior to the Delivery Date, insurance certificates describing in reasonable detail the insurance maintained by Lessee as required pursuant to this Section 9, (B) prior to the cancellation, lapse or expiration of the insurance policies required pursuant to this Section 9, evidence of renewal of such insurance policies, and (C) on or prior to the Delivery Date and on or before the renewal dates of the insurance policies carried by the Lessee pursuant to this Section 9, a report signed by a firm of recognized aircraft insurance brokers of good reputation, not affiliated with the Lessee, which brokers may be regularly retained by the Lessee and reasonably satisfactory to the Lessor, stating the opinion of such firm that (i) all premiums in connection with the insurance then due have been paid, (ii) the insurance then carried and maintained on the Aircraft complies with the terms hereof and, in the case of renewal insurance, that such renewal insurance will on and after the effective date thereof so comply with the terms hereof and (iii) to the best of such firm's knowledge, such insurance provides coverage that is in substantially similar form, of such types and having limits within the range of limits as are customarily obtained by similarly situated United States carriers operating similar aircraft on similar routes, provided that all information
                                                   --------
     contained in such
     report shall be held confidential by the Lessor and shall not be furnished or disclosed by it to any Person except (A) its legal counsel, independent certified public accountants, insurance brokers or advisors or other agents who agree to hold such information confidential, (B) to any bona fide prospective and permitted transferees of Lessor and their respective agents (provided that each such transferee shall agree for the benefit of the
      --------
     Lessee to hold all such information similarly confidential), (C) as may be required by applicable Law or by any court or administrative order or decree or governmental ruling or (D) as may be necessary for purposes of enforcement of Lease or (E) to rating agencies. The Lessee will instruct such firm to give prompt written advice to the Lessor of any default in the payment of any premium and of any other act or omission on the part of the Lessee (or any Permitted Sub-Lessee) of which it has knowledge and which would in such firm's opinion invalidate or render unenforceable, in whole or in any material part, any insurance on the Aircraft. The Lessee will also instruct such firm to advise the Lessor in writing at least thirty
     (30) days prior to the termination or cancellation of, or material adverse change in, such insurance carried and maintained on the Aircraft pursuant to this Section 9 (or such lesser period as may be applicable in the case of war risk coverage), provided, that in respect of war risk or allied
                            --------
     perils coverage, if the notice period specified above is not obtainable, the insurance broker shall provide for as long a period of prior notice as shall then be obtainable.

     (h) Right to Pay Premiums. The Indemnitees shall have the rights but not the obligations of an additional named insured. None of Lessor and the other Indemnitees shall have any obligation to pay any premium, commission, assessment or call due on any such insurance (including reinsurance). Notwithstanding the foregoing, in the event of cancellation of any insurance due to the nonpayment of premiums, each of Lessor and the other Indemnitees shall have the option, in its sole discretion, to pay any such premium in respect of the Aircraft that is due in respect of the coverage pursuant to this Lease and to maintain such coverage, as Lessor or the other Indemnitees may require, until the scheduled expiry date of such insurance and, in such event, Lessee shall, upon demand, reimburse Lessor and the other Indemnitees for amounts so paid by them.

     (i) Spares Physical Damage Insurance. During any period that an Engine is not attached to the Airframe or any other airframe and not otherwise subject to coverage by a hull policy maintained by the Lessee (or a Permitted Sub-Lessee), the Lessee shall maintain or cause to be maintained spares physical damage insurance covering such Engine in an aggregate amount not less than the amount commercially available in aviation insurance markets except that the scope of the risks and the type of insurance shall be in substantially similar form, of such types and having limits within the range of limits as are customarily obtained by similarly situated United States carriers operating similar engines not attached to any airframe, provided that the scope of the risks and the type of
                   --------
     insurance shall be the same as from time to time applicable to engines owned or leased by the Lessee of the same type and similarly not attached to any airframe.

10.  INDEMNITY

     (a) Except as provided in Section 10(b) below, Lessee agrees to assume liability for and to indemnify each of the Indemnitees against and agrees to pay on demand any and all Losses which an Indemnitee may at any time suffer or incur at any time, whether directly or indirectly, arising out of, related to or in any way connected with:

          (i) the ownership, maintenance, overhaul, service, repair, delivery, possession, transfer of possession, registration, control, storage, modification, leasing, insurance, inspection, testing, design, date processing, sub-leasing, use, condition, redelivery or other matters relating to the Aircraft, any Engine or any Part (regardless of whether in the air or on the ground, and regardless of whether such Losses are based on strict liability in tort, any act or omission, including the negligence, of any Indemnitee, or otherwise); or

          (ii) any breach by the Lessee of any of its obligations under the Lease; or

          (iii) the design, testing or use of or any article or material in, the Aircraft, any Engine or any Part or its use or operation, including any defect in design and regardless of whether it is discoverable, and any infringement of patent, copyright, trademark, design or other proprietary right claimed by any Person or a breach of any obligation of confidentiality claimed to be owed to any Person.

                 For the avoidance of doubt, the reference to "ownership" in clause (i) shall not require Lessee to indemnify Lessor in respect of (y) any defect in Lessor's title to the Aircraft or
                 (z) any decline in residual value of the Aircraft.

     (b) Lessee is not required to indemnify any particular Indemnitee under this Section, to the extent a particular Loss is:

          (i) caused by the willful misconduct of that Indemnitee or gross negligence of that Indemnitee, other than gross negligence imputed to that Indemnitee by reason of its interest in the Aircraft or the Lease;

          (ii) caused by Lessor's breach of the Lease which does not result from a Default;

          (iii) related to any Taxes (but without prejudice to any Indemnitee's rights under any other provision of this Lease relating to Taxes);

          (iv) caused solely by an event which occurs before the commencement of the Term (except where the Loss is suffered during the Term as a result of a pre-Delivery defect in or otherwise arises out of or relates to or is any way connected with the manufacture, design, maintenance, repair, rebuilding, overhaul or modification of the Aircraft);

          (v) caused by an event which occurs after the proper redelivery of the Aircraft to Lessor in compliance with the Lease and is not attributable to any act, omission, event or circumstance occurring prior to such redelivery;

          (vi) caused as a result of any sale, assignment, financing, securitization, transfer or other disposition (whether voluntary or involuntary) by such Indemnitee of the Aircraft or any interest therein or in the Lease, unless such sale, transfer or other disposition has resulted from or occurred following an Event of Default;

          (vii) consists of normal administrative costs and expenses of such Indemnitee (but excluding any such costs or expenses resulting from the occurrence of any Event of Default); or

          (viii) consists of costs or expenses for which Lessor has expressly agreed to be responsible under any other provision of the Lease.

11.  EVENTS OF LOSS

11.1 Events of Loss

     (a) If an Event of Loss occurs prior to Delivery of the Aircraft, the Lease will immediately terminate and except as expressly stated in the Lease neither party will have any further obligation except that Lessor will return the Deposit (if any) to Lessee and return to Lessee or cancel any Letter of Credit.

     (b) If an Event of Loss occurs after Delivery, Lessee will pay or cause to be paid the Agreed Value to Lessor on or prior to the earlier of (i) ninety (90) days after the Event of Loss and (ii) the date of receipt of insurance proceeds in respect of that Event of Loss.

     (c) Subject to the rights of any insurers and reinsurers or other third party, upon irrevocable payment in full to Lessor of the Agreed Value and all other amounts which may be or become payable to Lessor under the Lease, Lessor will without recourse or warranty (except as to the absence of Lessor's Liens) transfer to Lessee all of Lessor's rights to the Aircraft, on an AS-IS, WHERE-IS basis, and will at Lessee's expense, execute and deliver such bills of sale and other documents and instruments as Lessee may reasonably request to evidence (on the public record or otherwise) such transfer, free and clear of all rights of Lessor and Lessor Liens. Lessee shall indemnify, on an After-Tax Basis, Lessor and each other Tax Indemnitee for all fees, expenses and Taxes incurred by Lessor or any other Tax Indemnitee in connection with any such transfer.

11.2 Requisition

During any requisition for use or hire of the Aircraft or any Engine which does not constitute an Event of Loss:

     (a) the Rent and other charges payable under the Lease will not be suspended or abated either in whole or in part, and Lessee will not be released from any of its other obligations (other than operational obligations with which Lessee is unable to comply solely by virtue of the requisition); and

     (b) so long as no Event of Default has occurred and is continuing, Lessee will be entitled to any compensation paid by the requisitioning authority in respect of such authority's use of the Aircraft or such Engine during the Term. Lessee will, as soon as practicable after the end of any such requisition, cause the Aircraft to be put into the condition required by the Lease. Lessor will be entitled to all compensation payable by the requisitioning authority in respect of any change in the structure, state or condition of the Aircraft arising during the period of requisition, and Lessor will apply such compensation in promptly reimbursing Lessee for the cost of complying with its obligations under the Lease in respect of any such change, but, if any Event of Default has occurred and is continuing, Lessor may apply the compensation in or towards settlement of any amounts owing by Lessee under the Lease or the Other Agreement.

12.  RETURN OF AIRCRAFT

12.1 Return

     On the Expiry Date or redelivery of the Aircraft pursuant to Section 13.2 or termination of the leasing of the Aircraft under the Lease, Lessee will, unless an Event of Loss has occurred, redeliver the Aircraft and the Aircraft Documents and Records at Lessee's expense to Lessor at the Redelivery Location, in accordance with the procedures and in compliance with the conditions set forth in Schedule 6, free and clear of all Security Interests (other than Lessor Liens) and in a condition qualifying for and having a valid and fully effective certification of airworthiness under FAR
     Part 121.

12.2 Non-Compliance

     If at the time of Final Inspection Lessee has not fully complied with any of its obligations under the Lease (including Schedule 6), or Lessee fails to make the Aircraft available to

     Lessor on a timely basis for inspection and redelivery pursuant to Section
     12.1 and Schedule 6 (whether such failure is due to any act or omission of Lessee or any other circumstance whatsoever), the Term shall be extended until the time when the Aircraft has been redelivered to Lessor in full compliance with the Lease, for the sole purpose of enabling such non-compliance or failure to be promptly rectified, and during such extension period:

     (a) Lessee shall not use the Aircraft in flight operations except those related directly to the redelivery of the Aircraft to Lessor or the performance of Lessee's obligations in connection therewith;

     (b) all Lessee's obligations and covenants under the Lease will remain in full force until Lessee so redelivers the Aircraft; and

     (c) Lessee shall pay Rent to Lessor at a rate per month equal to the amount of Rent payable in respect of the last scheduled Rental Period plus interest at the Interest Rate (unless during such extension period work is being performed upon the Aircraft or an Engine to repair unforeseen damage or defect not capable of discovery in the normal course and first discovered during the performance of non-routine inspections or checks timely arranged as necessary to meet the Re-Delivery Conditions set forth in Schedule 6 herein, in which case such interest shall not accrue until 45 days after the scheduled re-delivery date of the Aircraft as set forth above), calculated on a per diem basis and compounded monthly.

     Any such extension shall not prejudice Lessor's right to treat such non-compliance or failure as an Event of Default at any time, and to enforce such rights and remedies as may be available to Lessor in respect thereof under the terms of the Lease or applicable Law. Without limiting the generality of the foregoing, Lessee's Rent obligation under paragraph (c) above shall be without prejudice to Lessor's rights to terminate the letting of the Aircraft and to indemnification pursuant to Section 13.2.

     Lessor may elect (either on first tender of the Aircraft by Lessee or at any time during the said extension period) to accept redelivery of the Aircraft notwithstanding non-compliance with Section 12.1 or Schedule 6 in respect of the cost to Lessor of putting the Aircraft into the condition required by the Lease.

12.3 Redelivery

     Upon redelivery Lessee will provide to Lessor, upon reasonable advance notice by Lessor made prior to the Expiry Date, and at Lessor's expense, all documents necessary to export the Aircraft from the United States (including a valid and subsisting export license and export certificate of airworthiness for the Aircraft) or required in relation to the deregistration of the Aircraft with the Air Authority.

12.4 Acknowledgement

     Provided Lessee has complied with its obligations under Section 12 and
     Schedule 6 of this CTA, following redelivery of the Aircraft by Lessee to Lessor at the Redelivery Location, Lessor will deliver to Lessee an acknowledgement confirming that Lessee has redelivered the Aircraft to Lessor in accordance with the Lease which acknowledgement shall be, except as may be otherwise set forth therein, without prejudice to Lessor's accrued and continuing rights under the Lease or the Other Agreement.

12.5 Storage

     If Lessor so requests, upon sixty (60) days prior notice, Lessee shall provide up to thirty (30) days storage for the Aircraft following the last day of the Term at Lessor's risk and expense at a location selected by Lessee. Lessor shall promptly pay to Lessee all costs of storing the Aircraft.

13.  DEFAULT

13.1 Events

     The occurrence of any of the Events of Default will constitute a repudiation (but not a termination) of the Lease by Lessee (whether the occurrence of any such Event of Default is voluntary or involuntary or occurs by operation of Law or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any Government Entity).

13.2 Rights and Remedies

     If an Event of Default occurs, Lessor may at its option (and without prejudice to any of its other rights under the Lease), at any time thereafter and so long as the same continues (without notice to Lessee except as required under applicable Law):

     (a) accept such repudiation and by notice to Lessee and with immediate effect cancel the leasing of the Aircraft (but without prejudice to the continuing obligations of Lessee under the Lease), whereupon all rights of Lessee under the Lease shall cease; and/or

     (b) proceed by appropriate court action or actions to enforce performance of the Lease including the payment of all Rent and all other amounts payable to Lessor or any Indemnitee pursuant to the terms of the Lease; and/or

     (c) proceed by appropriate court action or actions to recover damages for the breach of the Lease which shall include:

          (i) all Rent and other amounts which are or become due and payable hereunder prior to the earlier to occur of the date Lessor sells or re-leases the Aircraft or receives payment of the amount calculated pursuant to clause (ii) below;

          (ii) an amount equaling the aggregate Rent for the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the date of payment by Lessee to Lessor, less the amount, if any, of the Mitigation Credit (calculated as provided below in Section 13.4);

          (iii) all costs associated with Lessor's exercise of its remedies hereunder or otherwise incurred by Lessor as a result of an Event of Default, including repossession costs, legal fees, Aircraft storage, maintenance and insurance costs, Aircraft re-lease or sale costs (including any costs incurred to put the Aircraft in the condition required by Section 12), all such costs and incidental damages being referred to herein collectively as "Enforcement and Remarketing Costs";

          (iv) any loss, premium, penalty or expense which may be incurred in repaying funds raised to finance the Aircraft or in unwinding any financial instrument relating in whole or in part to Lessor's financing of the Aircraft, all such amounts being referred to herein collectively as "Unwind Expenses";

          (v) any loss, cost, expense or liability, or damage to Lessor's residual interest in the Aircraft, sustained by Lessor due to Lessee's failure to maintain the Aircraft in accordance with the terms of this Agreement or Lessee's failure to redeliver the Aircraft in the condition required by this Agreement, including any consequential loss of revenues while the Aircraft is modified to conform to the condition required by this Agreement, all such amounts being referred to herein collectively as "Aircraft Condition Damages"; and

          (vi) such additional amount, if any, as may be necessary to place Lessor in the same economic position, on an After-Tax Basis, as Lessor would have been in if Lessee had timely performed each of its obligations under this Agreement; and/or

     (d)  either:

          (i) enter upon the premises where all or any part of the Aircraft is located and take immediate possession of and, at Lessor's sole option, remove the same

                 (and/or any engine which is not an Engine but which is installed on the Airframe, subject to the rights of the lessor or secured party thereof), all without liability accruing to Lessor for or by reason of such entry or taking of possession whether for the restoration of damage to property, conversion or otherwise, caused by such entry or taking, except damages caused by gross negligence or willful misconduct; or

          (ii) by delivering notice to Lessee, require Lessee to redeliver the Aircraft to Lessor at such location as Lessor may require on the Lessee's route system in the United States on the date specified in such notice and in all respects in the condition required by the Lease upon the Return Occasion (it being understood that Lessee shall not delay any such return for the purpose of placing the Aircraft in such condition, but shall nevertheless be liable to Lessor for the failure of the Aircraft to be in such condition); and/or

     (e) sell at private or public sale, as Lessor may determine, or hold, use, operate or lease to others the Aircraft as Lessor in its sole discretion may determine, all free and clear of any rights of Lessee; and/or

     (f) by written notice to Lessee specifying a payment date (which shall be a date not earlier than five (5) Business Days following the date of such notice), Lessor may demand that Lessee pay to Lessor, and Lessee shall pay to Lessor on the payment date specified in such notice (in lieu of the Rent due for the period commencing after the date specified for payment in such notice) the sum of the following amounts:

          (i) all Rent and other amounts which are or are expected to become due and payable hereunder prior to the payment date specified by Lessor;

          (ii) an amount equaling the aggregate Rent for the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the payment date specified by Lessee to Lessor, less the amount, if any, of the Mitigation Credit (calculated as provided in Section 13.4 below);

          (iii) an amount equaling Lessor's Enforcement and Remarketing Costs, Unwind Expenses and Aircraft Condition Damages; and

          (iv) such additional amount, if any, as may be necessary to place Lessor in the same economic position, on an After-Tax Basis, as Lessor would have been in if Lessee had timely performed each of its obligations under this Agreement;

          it being understood that, to the extent that any of the foregoing amounts represents an estimate by Lessor of losses, damages, costs or expenses which Lessor expects to incur, (y) Lessor shall adjust the amount thereof as needed to reflect the actual amount of such losses, damages, costs or expenses incurred by Lessor when substantially all of such amounts become known to Lessor, but Lessee shall nevertheless be obligated to pay the amount demanded by Lessor (subject to such subsequent adjustment), and (z) notwithstanding the amount specified in such demand, Lessor shall be entitled to claim such other (and greater) amount in any action against Lessee hereunder; and/or

     (g) by written notice to Lessee specifying a payment date (which shall be a date not earlier than five (5) Business Days following the date of such notice), Lessor may demand that Lessee pay to Lessor, and Lessee shall pay to Lessor on the payment date specified in such notice (in lieu of the Rent due for the period commencing after the date specified for payment in such notice), any unpaid Rent for the Aircraft and other amounts payable under the Lease (prorated in the case of Rent on a daily basis) to and including the payment date specified in such notice, plus an amount equaling the aggregate Rent for the remainder of the Term, discounted periodically (equal to installment frequency) to present worth at the Discount Rate, it being understood that upon payment of such amount, Lessee shall be deemed to have cured the then pending Event of Default, and in the absence of a further Event of Default, Lessee shall be entitled to retain possession of the Aircraft for the remainder of the Term; and/or;

     (h) draw upon the Deposit or the Letter of Credit and apply such amounts to any amounts owing to Lessor hereunder for any or all of the foregoing.

     In addition to the foregoing, Lessor shall be entitled to exercise such other rights and remedies as may be available under applicable Law and Lessee shall be liable on an After-Tax Basis for, and shall pay Lessor on demand: (i) interest on all unpaid amounts at the Interest Rate, from the due date until the date of payment in full; (ii) all reasonable legal fees and other reasonable costs and expenses incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor's remedies with respect thereto; and (iii) all reasonable expenses, disbursements, costs and fees incurred in (A) repossessing, storing, preserving, shipping, maintaining, repairing and refurbishing the Aircraft, the Airframe, any Engine or Part to the condition required by Section 12 hereof and (B) preparing the Aircraft, the Airframe, an Engine or Part for sale or lease, advertising the sale or lease of the Aircraft, the Airframe, an Engine or Part and selling or releasing the Aircraft, the Airframe, an Engine or Part.

     Lessor is hereby authorized and instructed, but shall have no obligation, to make any expenditures which Lessor, in its sole discretion, considers advisable to repair and restore the Aircraft, the Airframe, an Engine or Part to the condition required by Section 12 hereof (it being understood that Lessee shall be liable for all such expenditures).

     Lessee hereby agrees that, in the event of the return to or repossession by Lessor of the Aircraft, the Airframe, an Engine or Part, any rights in any warranty (express or implied) previously assigned to Lessee or otherwise held by Lessee shall without further act, notice or writing be assigned or reassigned to Lessor, if assignable.

     Except as otherwise expressly provided herein, no remedy referred to in this Section 13 is intended to be exclusive, but, to the extent permissible under the Lease or under applicable Law, each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at Law or in equity; and the exercise or beginning of exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all of such other remedies; provided, however, that nothing in this Section 13 shall be construed to permit Lessor to obtain a duplicate recovery of any element of damages to which Lessor is entitled. No express or implied waiver by Lessor of any Default or Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default.

13.3 Power of Attorney: Lessee hereby appoints Lessor as the attorney-in-fact of Lessee, with full authority in the place and stead of Lessee and in the name of Lessee or otherwise, for the purpose of carrying out the provisions of the Lease and taking any action and executing any instrument that Lessor may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lessor may only take action or execute instruments under this Section 13 after an Event of Default has occurred and is continuing. Lessee hereby declares that the foregoing powers are granted for valuable consideration, constitute powers granted as security for the performance of the obligations of Lessee hereunder and are coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing or any other rights of Lessor under the Lease, upon the occurrence and during the continuation of an Event of Default, Lessor shall have the sole and exclusive right and power to (i) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to the Aircraft, Airframe or any Engine, or the Lease and (ii) make proof of loss, appear in and prosecute any action arising from any policy or policies of insurance maintained pursuant to the Lease, and settle, adjust or compromise any claims for loss, damage or destruction under, or take any other action in respect of, any such policy or policies.

13.4 Mitigation Credit: Lessee shall be entitled to have a Mitigation Credit deducted from any recovery by Lessor from Lessee of Rent for the unexpired portion of the Term. Such "Mitigation Credit" shall be in one of the following amounts, with Lessor to select the amount which in its reasonable judgment will place Lessor in the same economic position, on an After-Tax Basis, as Lessor would have been in if Lessee had timely performed each of its obligations under the Lease:

     (a) in the event that Lessor has re-let the Aircraft on terms (other than rental payment terms) which, taken as a whole, Lessor reasonably regards as being substantially similar to the terms of the Lease, an amount equaling the aggregate basic rental payments under such reletting to become due for the period coinciding with the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the date of payment by Lessee; or

     (b) in the event that Lessor has not re-let the Aircraft or has re-let the Aircraft on terms (other than rental payment terms) which, taken as a whole, Lessor does not reasonably regard as being substantially similar to the terms of the Lease, an amount equaling the fair market rental value (determined pursuant to the Appraisal Procedure) of the Aircraft for the period commencing with the date that Lessor reasonably anticipates that the Aircraft could be re-let at such rental rate and ending with the date that the Term was scheduled to expire (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the date of payment by Lessee; or

     (c) in the event that Lessor has not recovered possession of the Aircraft, or Lessor has recovered possession of the Aircraft but Lessee's breach of the Lease has resulted in a reduction in the volume of Lessor's business, the amount of expense, if any, avoided by Lessor as a result of being relieved of its obligations to Lessee under the Lease prior to the date that the Term was scheduled to expire (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised).

13.5 Sale or Re-Lease

     If an Event of Default occurs, Lessor may sell or re-lease or otherwise deal with the Aircraft at such time and in such manner and on such terms as Lessor considers appropriate in its absolute discretion, free and clear of any interest of Lessee, as if the Lease had never been entered into. Without limiting Lessee's rights under Section 13.4, Lessor shall have no duty or obligation to sell the Aircraft, and Lessor shall be obligated to attempt to re-lease the Aircraft only to the extent, if any, that it is required to do so under Article 2A of the UCC, and Lessee hereby disclaims any right to compel Lessor to sell or otherwise re-lease the Aircraft.

13.6 Removal of Lease from FAA Registry

     If an Event of Default occurs, Lessee will at the request of Lessor immediately take all steps necessary to enable the Aircraft to be redelivered to Lessor in accordance with and free and clear of the Lease and Lessee hereby irrevocably and by way of security for its obligations under the Lease appoints (which appointment is coupled with an interest) Lessor as its attorney-in-fact to execute and deliver any documentation and to do any act or thing required in connection with the foregoing. Without limiting the foregoing, Lessor may file with the FAA the Lease Termination provided to Lessor under the Lease.

14.  TRANSFER

14.1 Lessee

     EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 8.6(b)(iv) LESSEE WILL NOT ASSIGN, DELEGATE OR OTHERWISE TRANSFER (VOLUNTARILY, INVOLUNTARILY, BY OPERATION OF LAW OR OTHERWISE) ANY OF ITS RIGHTS OR OBLIGATIONS UNDER THE LEASE (INCLUDING THE AIRCRAFT LEASE AGREEMENT OR THIS CTA), OR CREATE OR PERMIT TO EXIST ANY SECURITY INTEREST OVER ANY OF ITS RIGHTS UNDER THE LEASE (INCLUDING THE AIRCRAFT LEASE AGREEMENT OR THIS CTA), AND ANY ATTEMPT TO DO SO SHALL BE NULL AND VOID. NOTHING IN THIS SECTION 14.1 IS INTENDED TO LIMIT LESSEE'S RIGHTS UNDER SECTIONS 8.4.AND 8.7(a)(vii).

14.2 Lessor

     Lessor may, without the consent of Lessee, transfer all or any of its rights or obligations under the Lease or all or any of its right, title or interest in and to the Aircraft (each a "Transfer"), including pursuant to:

     (a)  a sale and leaseback; or

     (b) a novation or assignment of the Lease and/or a sale of the Aircraft (including to a special purpose or securitization or monetization trust, fund, limited liability company, corporation, partnership or other vehicle or in connection with any other direct or indirect raising of capital); or

     (c)  a secured loan financing.

     Provided that:

          (i) if at the time of any such Transfer the Lessee has any actual or contingent obligation to make a payment to the Lessor or the transferee which Lessee would not have been obliged to pay, or which exceeds the amount which Lessee would have been obliged to pay to Lessor if no such Transfer had taken place, then Lessee shall not be obliged to pay the amount, or such excess as the case may be (provided further that

          Lessee shall not be obligated under Sections 5.6 or 5.7 to pay any withholding tax payments under the Lease due with respect to a transferee that is not a United States Person (as defined in the Internal Revenue Code); and

          (ii) such Transfer may be made without the prior written consent of the Lessee if (x) the transferee has a tangible net worth greater than or equal to, on the basis of its most recent audited accounts, twenty-five million US Dollars (US$25,000,000) or the transferee's obligations under the Lease are absolutely and unconditionally guaranteed by a Person with such a net worth or (y) the transferee has investment grade rated debt obligations and any obligations owed to Lessee under the Lease shall rank at least pari passu with such investment grade debt obligations.

     Lessor will promptly notify Lessee of any Transfer and Lessee agrees promptly to execute and deliver in connection with any Transfer such documents and to take such further action as Lessor may reasonably request to establish or protect the rights and remedies created or intended to be created in favor of the transferee in connection with any Transfer. After any Transfer, the transferee shall be entitled to be an Indemnitee and to such other rights under the Lease as Lessor shall specify. Upon an assignment or novation described in clause (b), Lessor shall be released from all obligations and liabilities under the Lease to the extent such obligations and liabilities are assumed by such transferee, and the Lease, including this CTA as in effect at that time and as incorporated in the Aircraft Lease Agreement, shall be deemed applicable as between Lessee and the transferee of the Lease and may be amended, supplemented or otherwise modified without the consent of the transferor (if this CTA is applicable to the Other Agreements not so transferred, it shall remain in full force and effect and may be amended, supplemented or otherwise modified without the consent of the transferee). Notwithstanding any such assignment or novation, Lessor and each other Indemnitee shall continue to be entitled to indemnification under Section 10, and shall continue to be named as an additional insured under all Insurances referred to in Section 9 for a period of not less than two years after such Transfer. The agreements, covenants, obligations and liabilities contained in the Lease, including all obligations to pay Rent and indemnify each Indemnitee, are made for the benefit of Lessor (and, in the case of Section 10, each other Indemnitee) and its or their respective successors and assigns, notwithstanding the possibility that any such Person was not originally a party to the Lease or may, at the time such enforcement is sought, not be a party to the Lease. The Lessor will not Transfer its interests in the Lease or the Aircraft in a transaction which fails to satisfy the requirements of this Section 14.2 and Section 14.3.

14.3 Conditions

     In connection with any such Transfer by Lessor:

     (a) Quiet Enjoyment: as a condition precedent to such Transfer becoming effective, Lessor will procure that the transferee or any new owner of the Aircraft (except where such new owner is also the "Lessor" hereunder) or any new holder of a Security Interest in the Aircraft or any holder of an interest in the Aircraft or the Lease (by way of security or otherwise), as the case may be, shall execute and deliver to Lessee a letter of quiet enjoyment in respect of Lessee's use and possession of the Aircraft in a form substantially similar to Section 7.1 hereof and any new owner will acknowledge receipt of any unused Deposit and the aggregate amount of Supplemental Rent paid by Lessee under the Lease minus all amounts paid by Lessor under Section 7.2(a) of this CTA; and

     (b) Costs: upon receipt by Lessor of a detailed invoice, Lessor shall reimburse to Lessee its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) actually incurred in connection with co-operating with Lessor in relation to any such Transfer referred to in this Section 14.

15.  MISCELLANEOUS

15.1 Survival

     Lessee's obligations under Section 3 of Schedule 4, under Sections 5.6, 5.7, 5.8, 5.10, 5.21, 9.5, 10, 12.2, 13.2 and 17.2 and under any other provision of the Lease providing for an obligation on the part of the Lessee to indemnify Lessor or any other Indemnitee shall survive the expiration or any termination of the Lease and continue in full force and effect. Lessor's obligations under 5.11, 7.2, 12.3 and 12.5 shall likewise survive such expiration or termination.

15.2 Waivers, Remedies Cumulative

     The rights of Lessor under the Lease may be exercised as often as necessary, are cumulative and not exclusive of its rights under any Law; and may be waived only in writing and specifically. Delay by Lessor in exercising, or non-exercise of, any such right will not constitute a waiver of that right.

15.3 [INTENTIONALLY LEFT BLANK]

15.4 Severability

     If a provision of the Lease is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

     (a) the legality, validity or enforceability in that jurisdiction of any other provision of the Lease; or

     (b) the legality, validity or enforceability in any other jurisdiction of that or any other provision of the Lease.

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

15.5 Remedy

     If Lessee fails to comply with any provision of the Lease, Lessor may, subject to Section 7.1 of this CTA, after notice to the Lessee, if reasonable under the circumstances and without prejudice to Lessor, without being in any way obliged to do so or responsible for so doing and without prejudice to the ability of Lessor to treat such non-compliance as a Default, effect compliance on behalf of Lessee, whereupon Lessee shall become liable to pay immediately any sums expended by Lessor together with all costs and expenses (including reasonable legal fees and expenses) in connection with the non-compliance.

15.6 Time of Essence

     The time stipulated in the Lease for all payments payable by Lessee and the prompt, punctual performance of Lessee's other obligations under the Lease are of the essence of the Lease.

15.7 Notices

     All notices under, or in connection with, the Lease will, unless otherwise stated, be given in writing by letter or facsimile. Any such notice is deemed effectively to be given as follows:

     (i)  if by letter, on the date received; and

     (ii) if by facsimile, when transmitted and full transmission has been separately notified by telephone by the transmitting party.

     The addresses and facsimile and telephone numbers of Lessee and Lessor are as set forth in the Aircraft Lease Agreement.

15.8 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL

     (a) PURSUANT TO AND IN ACCORDANCE WITH SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THE PARTIES HERETO AGREE THAT THE LEASE IN ALL RESPECTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES, AS APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK (EXCLUSIVE OF SECTION 7-101 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH IS INAPPLICABLE TO THE LEASE). THE PARTIES AGREE THAT THE LEASE WAS EXECUTED AND DELIVERED IN THE STATE OF NEW YORK.

     (b) Pursuant to and in accordance with Section 5-1402 of the New York General Obligations Law, Lessee and Lessor each agree that the United States District Court for the Southern District of New York and any New York state court sitting in The City of New York, New York, and all related appellate courts, are to have non-exclusive jurisdiction to settle any disputes arising out of or relating to the Lease and submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.

     (c)  Without prejudice to any other mode of service, Lessee:

          (i) has agreed to be served at its offices at LaGuardia Airport, New York New York or any other location in New York where Lessee may have an office for any proceedings before the New York courts in connection with the Lease and agrees to maintain the office at Laguardia Airport, New York, New York until such time as Lessee notifies Lessor of the appointment of an agent for service of process in New York, New York;

          (ii) agrees that failure by such office to notify Lessee of the process shall not invalidate the proceedings concerned;

          (iii) consents to the service of process relating to any such proceedings by prepaid mailing of a copy of the process to Lessee's agent at the location identified in paragraph (i) or by prepaid mailing by air mail, certified or registered mail of a copy of the process to Lessee at the address set forth in the Aircraft Lease Agreement.

     (d)  Lessee:

          (i) waives to the fullest extent permitted by Law any objection which Lessee may now or hereafter have to the courts referred to in Section 15.8(b) above on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Lease;

          (ii) waives to the fullest extent permitted by Law any objection which Lessee may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Lease brought in the courts referred to in Section 15.8(b); and

          (iii)  agrees that a judgment or order of any court referred to in
                 Section 15.8(b) in connection with the Lease is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

     (e) Nothing in this Section 15.8 limits the right of Lessor to bring proceedings against Lessee in connection with the Lease:

          (i)    in any other court of competent jurisdiction; or

          (ii)   concurrently in more than one jurisdiction.

     (f)  Lessee irrevocably and unconditionally:

          (i) agrees that if Lessor brings legal proceedings against it or its assets in relation to the Lease no sovereign or other immunity from such legal proceedings (which will be deemed to include suit, court jurisdiction, attachment prior to judgement, attachment in aid of execution of a judgement, other attachment, the obtaining of judgement, execution of a judgement or other enforcement or legal process or remedy) will be claimed by or on behalf of itself or with respect to its assets;

          (ii) waives any such right of immunity which it or its assets now has or may in the future acquire and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for the purposes of such Act; and

          (iii) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such proceedings.

     (g) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF LESSEE AND LESSOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE LEASE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED THEREBY OR THE LESSOR/LESSEE RELATIONSHIP BEING ESTABLISHED, including, without limitation, contract claims, tort claims, breach of duty claims and other common law and statutory claims. Each of Lessor and Lessee represents and warrants that each has reviewed and voluntarily waives its jury trial rights following consultation with its legal counsel. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THIS WAIVER IS IRREVOCABLE, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LEASE. In the event of litigation, this Section may be filed as a written consent to a trial by the court.

15.9 Sole and Entire Agreement; True Lease; Section 1110

     (a) Entire Agreement: The Lease is the sole and entire agreement between Lessor and Lessee in relation to the leasing of the Aircraft, and supersedes all previous agreements in relation to that leasing. Any amendments to the Lease must be made in writing and signed on behalf of Lessor and Lessee.

      (b) True Lease: The parties intend and agree that the Lease:

          (i) constitutes a "true lease", and not a "security interest" as defined in Section 1-201(37) of the UCC;

          (ii) constitutes a "true lease" for United States Federal income tax purposes; and

          (iii) confers only a leasehold interest on Lessee in and to the Aircraft on and subject to the terms of the Lease, and no ownership or other interest with respect to the Aircraft is provided to Lessee under the Lease.

          Lessee shall not file a tax return that is inconsistent with the provisions of this Section 15.9(b).

      (c) Section 1110: Lessee acknowledges that Lessor would not have entered into the Lease unless it had available to it the benefits of a lessor under Section 1110 of Title 11 of the U.S.C. Lessee covenants and agrees with Lessor that to better ensure the availability of such benefits, Lessee shall support any motion, petition or application filed by Lessor with any bankruptcy court having jurisdiction over Lessee whereby Lessor seeks recovery of possession of the Aircraft under said Section 1110 and shall not in any way oppose such action by Lessor unless Lessee shall have complied with the requirements of said
          Section 1110 to be fulfilled in order to entitle Lessee to continued use and possession of the Aircraft hereunder. In the event said
          Section 1110 is amended, or if it is repealed and another statute is enacted in lieu thereof, such event shall not be the sole basis for a Default or an Event of Default; provided, however, that Lessor and Lessee agree to amend the Lease and take such other action not inconsistent with the Lease as Lessor reasonably deems necessary so as to afford to Lessor the rights and benefits as such amended or substituted statute confers upon owners and lessors of aircraft similarly situated to Lessor.

15.10 Indemnitees

      All rights expressed to be granted to each Indemnitee (other than Lessor) under the Lease are given to Lessor on behalf of that Indemnitee, and each Indemnitee is an express third party beneficiary thereof.

15.11 Counterparts

      The Lease (including the Aircraft Lease Agreement and this CTA) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the extent, if any, that the Lease constitutes chattel paper (as such term is defined in the UCC as in effect in any applicable jurisdiction), no security interest in the Lease may be created through the transfer or possession of any counterpart other than the original counterpart, which shall be identified as the counterpart designated as the "original" on the signature page of the Aircraft Lease Agreement by GE Capital Aviation Services.

15.12 Language

      All notices to be given under the Lease will be in English. All documents delivered to Lessor pursuant to the Lease (including any documents to be delivered pursuant to the Conditions Precedent) will be in English.

16.   DISCLAIMERS AND WAIVERS

      LESSOR AND LESSEE AGREE THAT THE DISCLAIMERS, WAIVERS AND CONFIRMATIONS SET FORTH IN SECTIONS 16.1 TO 16.4 BELOW SHALL APPLY AT ALL TIMES DURING THE TERM. LESSEE'S ACCEPTANCE OF THE AIRCRAFT IN ACCORDANCE WITH SECTION
      4.3 SHALL BE CONCLUSIVE EVIDENCE THAT LESSEE HAS FULLY INSPECTED THE AIRCRAFT AND EVERY PART THEREOF AND THAT THE AIRCRAFT, THE ENGINES, THE PARTS AND THE AIRCRAFT DOCUMENTS AND RECORDS ARE TECHNICALLY ACCEPTABLE TO LESSEE AND, EXCEPT AS EXPRESSLY SET FORTH IN THE CERTIFICATE OF TECHNICAL ACCEPTANCE, SATISFY THE DELIVERY CONDITION REQUIREMENTS AND ARE IN SUITABLE CONDITION FOR DELIVERY TO AND ACCEPTANCE BY LESSEE.

16.1  Exclusion

      THE AIRCRAFT IS LEASED AND DELIVERED UNDER THE LEASE "AS-IS, WHERE- IS,"
                                                            -----  ---------
      AND LESSEE AGREES AND ACKNOWLEDGES, IN RESPECT THEREOF, THAT:

      (A) LESSOR WILL HAVE NO LIABILITY IN RELATION TO, AND LESSOR HAS NOT AND WILL NOT BE DEEMED TO HAVE ACCEPTED, MADE OR GIVEN (WHETHER BY VIRTUE OF HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THE LEASE OR OTHERWISE), ANY CONDITIONS, WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO, THE AIRCRAFT OR ANY ENGINE OR PART OR ANY SERVICES PROVIDED BY LESSOR UNDER THE LEASE, INCLUDING (BUT NOT LIMITED TO) THE TITLE, DESCRIPTION, AIRWORTHINESS, COMPLIANCE WITH SPECIFICATIONS, OPERATION, MERCHANTABILITY, QUALITY, FREEDOM FROM INFRINGEMENT OF PATENT, COPYRIGHT,

           TRADEMARK OR OTHER PROPRIETARY RIGHTS, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, VALUE, DURABILITY, DATE PROCESSING, CONDITION, OR DESIGN, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR AS TO ANY OTHER MATTER WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE) WITH RESPECT TO THE AIRCRAFT, ANY ENGINE OR ANY PART OR ANY SERVICES PROVIDED BY LESSOR UNDER THE LEASE; AND

     (B) LESSOR SHALL NOT HAVE ANY OBLIGATION OR LIABILITY WHATSOEVER TO LESSEE (WHETHER ARISING IN CONTRACT OR IN TORT, AND WHETHER ARISING BY REFERENCE TO NEGLIGENCE, MISREPRESENTATION OR STRICT LIABILITY OF LESSOR OR OTHERWISE) FOR:

           (i) ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE AIRCRAFT OR ANY ENGINE OR BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN OR BY ANY OTHER CIRCUMSTANCE IN CONNECTION THEREWITH;

           (ii) THE USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT OR ANY RISKS RELATING THERETO;

           (iii) ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR ANY OTHER INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGES; OR

           (iv) THE DELIVERY OF THE AIRCRAFT PURSUANT TO SECTION 4, OPERATION, SERVICING, MAINTENANCE, REPAIR, IMPROVEMENT OR REPLACEMENT OF THE AIRCRAFT, ANY ENGINE OR ANY PART.

16.2 Waiver

     LESSEE HEREBY WAIVES, AS BETWEEN ITSELF AND LESSOR, ALL ITS RIGHTS IN RESPECT OF ANY CONDITION, WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ON THE PART OF LESSOR AND ALL CLAIMS AGAINST LESSOR HOWSOEVER AND WHENEVER ARISING AT ANY TIME IN RESPECT OF OR OUT OF ANY OF THE MATTERS REFERRED TO IN SECTION 16.1.

16.3 Disclaimer of Consequential Damages

     LESSEE AGREES THAT IT SHALL NOT BE ENTITLED TO RECOVER, AND HEREBY DISCLAIMS AND WAIVES ANY RIGHT THAT IT MAY OTHERWISE HAVE TO RECOVER, LOST PROFITS OR REVENUES OR CONSEQUENTIAL DAMAGES (AS DEFINED IN SECTION 2A-520 OF THE UCC OR OTHERWISE) AS A RESULT OF ANY BREACH OR ALLEGED BREACH BY LESSOR OF ANY OF THE AGREEMENTS, REPRESENTATIONS OR WARRANTIES OF LESSOR CONTAINED IN THE LEASE.

16.4 Confirmation

     LESSEE CONFIRMS THAT IT IS FULLY AWARE OF THE PROVISIONS OF THIS SECTION 16 AND ACKNOWLEDGES THAT RENT AND OTHER AMOUNTS PAYABLE UNDER THE LEASE HAVE BEEN CALCULATED BASED ON ITS PROVISIONS.

17.  BROKERS AND OTHER THIRD PARTIES

17.1 No Brokers

     Lessor hereby represents and warrants to Lessee that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payments of any kind (collectively, "Broker Fees"), in connection with the establishment or operation of the Lease, to any Person (other than fees payable to legal advisers or portfolio services). Lessee hereby represents and warrants to Lessor that, except for The Seabury Group LLC, it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any Broker Fees in connection with the establishment or operation of the Lease, to any Person (other than fees payable to legal advisers or portfolio services).

17.2 Indemnity

     Each party agrees to indemnify and hold the other harmless from and against any and all claims, suits, damages, costs and expenses (including, reasonable legal fees and expenses) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon the Lease or the Aircraft, if such claim, suit, damage, cost or expense arises out of any breach by the indemnifying party, its employees or agents of Section 17.1. Lessee agrees that all Broker Fees, costs and expenses of The Seabury Group LLC shall be its sole obligation and Lessor shall have no obligation to pay any such Broker Fees, costs or expenses.

IN WITNESS WHEREOF the parties hereto have executed the Common Terms Agreement on the date shown at the beginning of the document.

GENERAL ELECTRIC CAPITAL CORPORATION

By:  ___________________________
Name:  _________________________
Title:  ________________________

MIDWAY AIRLINES CORPORATION

By:  ___________________________
Name:  _________________________
Title:  ________________________

                                  SCHEDULE 1

                                  Definitions

The following words and expressions have the respective meanings set forth below:

Act means the Federal Aviation Act of 1958, as amended, and as recodified in Title 49 of the U.S.C. pursuant to Public Law 103-272, or any similar legislation of the United States enacted in substitution or replacement thereof.

Administrator means the FAA administrator as defined in FAR Part 1.

Affiliate means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

After-Tax Basis means in the case of any amount payable on an "After-Tax Basis" to or for the benefit of any Person (including any amount payable pursuant to this definition), after deduction of the net amount of all Taxes required to be paid by such Person with respect to the receipt or accrual by it of such amount (and assuming that such Person is subject to (i) United States Federal income tax, (ii) United States state and local income taxes, and (iii) income taxes (if any) imposed by countries outside the United States at the actual rates imposed on such Person).

Agreed Value has the meaning given in Schedule B of the Aircraft Lease
Agreement.

Air Authority means the FAA.

Aircraft has the meaning given in the Aircraft Lease Agreement.

Aircraft Lease Agreement means the specific aircraft lease agreement for the

Aircraft entered or to be entered into between the parties hereto or Affiliates thereof.

Aircraft Documents and Records means the documents, data and records identified in the list attached to the Certificate of Technical Acceptance, and any other documents and records required in connection with Lessee's obligations under
Section 8.8, and all additions, renewals, revisions and replacements from time to time made to any of the foregoing in accordance with the Lease.

Airframe means the Aircraft, excluding the Engines and Aircraft Documents and Records.

Airframe Structural Check has the meaning given in the Aircraft Lease Agreement.

Airframe Supplemental Rent has the meaning given in Schedule B of the Aircraft Lease Agreement.

                                      1-1

Airframe Supplemental Rent Rate has the meaning given in Schedule B of the Aircraft Lease Agreement.

Airworthiness Directive means an airworthiness directive issued by the State of Design or the State of Registry.

Annual Supplemental Rent Adjustment has the meaning given in Schedule B of the Aircraft Lease Agreement.

Appraisal Procedure means the following procedure for determining the "fair market rental value" of the Aircraft pursuant to Sections 13.2 and 13.4 of the
CTA: (a) Lessor shall select an independent nationally recognized aircraft appraiser in its sole and absolute discretion who shall make a determination of "fair market rental value" of the Aircraft; and (b) the fees and expenses of the appraiser shall be paid by Lessee. "Fair market rental value" shall mean the value determined by an appraisal completed on an "as-is" and "where-is" basis.

APU means the auxiliary power unit installed on the Aircraft on the Delivery Date and any replacement auxiliary power unit installed on the Aircraft and title to which is transferred to Lessor in accordance with the Lease.

APU Supplemental Rent has the meaning given in Schedule B of the Aircraft Lease Agreement.

APU Supplemental Rent Rate has the meaning given in Schedule B of the Aircraft Lease Agreement.

Assumed Ratio has the meaning given in Schedule B of the Aircraft Lease
Agreement.

Assumed Utilization has the meaning given in Schedule B of the Aircraft Lease Agreement.

Business Day means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law to be closed.

"C" Check means a "C" check in accordance with the Lessee's Maintenance Program in effect on the relevant date.

Certificate of Technical Acceptance means a certificate of technical acceptance in the form of Part 1 or Part 2, as applicable, of Schedule 5.

Certificated Air Carrier means any Person (except the United States Government) that is a "citizen of the United States of America" (as defined in Section 40102 of Title 49 of the U.S.C.) and holding a Certificate of Public Convenience and Necessity issued under Section 41102 of Title 49 of U.S.C. by the Department of Transportation or any predecessor or successor agency thereto, or, in the event such certificates shall no longer be issued, any Person (except the United States Government) that is a citizen of the United States (as defined in Section 40102 of Title 49 of the U.S.C.) and legally engaged in the business of transporting for hire passengers or cargo by air predominantly to, from or between

                                      1-2
points within the United States of America, and, in either event, operating commercial jet aircraft capable of carrying ten (10) or more individuals or 6,000 pounds or more of cargo, which also is certificated so as to entitle Lessor, as a lessor, to the benefits of Section 1110 of Title 11 of the U.S.C. (or any successor or analogous statute) with respect to the Aircraft.

Conditions Precedent means the conditions specified in Schedule 3.

Cycle means one take-off and landing of the Aircraft.

Damage Notification Threshold has the meaning given in Schedule B of the Aircraft Lease Agreement.

Deductible Amount has the meaning given in Schedule B of the Aircraft Lease Agreement.

Default means any Event of Default or any event or circumstance which, with the giving of notice and/or lapse of time and/or determination of materiality and/or fulfillment of any other condition, would constitute an Event of Default.

Defect means any defect or non-conformity with the Delivery Condition Requirements notified by Lessee to Lessor during the Pre-Delivery Procedure.

Delivery means delivery of the Aircraft by Lessor to Lessee under the Lease.

Delivery Condition Requirements has the meaning given in the Aircraft Lease Agreement.

Delivery Date means the date on which Delivery occurs.

Delivery Location has the meaning given in the Aircraft Lease Agreement.

Deposit has the meaning given in the Aircraft Lease Agreement.

Discount Rate has the meaning given in Schedule B of the Aircraft Lease
Agreement.

Dollars and $ means the lawful currency of the United States.

Engine means, whether or not installed on the Aircraft:

     (a) each engine of the manufacture and model specified in the Aircraft Lease Agreement for the Aircraft which Lessor offers to Lessee for delivery with the Airframe on the Delivery Date, such engines being described as to serial numbers on the Certificate of Technical Acceptance; and

     (b) any Replacement Engine, with effect from the time when title thereto has passed to Lessor in accordance with the Lease;

                                      1-3
and in each case includes all modules and Parts from time to time belonging to or installed in that engine but excludes any properly replaced engine title to which should have passed to Lessee pursuant to the Lease.

Engine Cycle means operation of an engine on an aircraft from and including a take-off to and including the landing of that aircraft.

Engine Cycles Restriction has the meaning given in Schedule B of the Aircraft Lease Agreement.

Engine Event of Loss means the occurrence, with respect to the Engine only, whether or not installed on the Airframe, of any of those events described in the definition of Event of Loss.

Engine Flight Hour means each hour or part thereof an Engine is operated, elapsing from the moment the wheels of an aircraft on which such Engine is installed leave the ground until the wheels of such aircraft next touch the ground.

Engine Flight Hours Restriction has the meaning given in the Aircraft Lease Agreement.

Engine LLP Replacement has the meaning given in Section 7.2(ii);

Engine LLP Supplemental Rent has the meaning given in Schedule B of the Aircraft Lease Agreement.

Engine LLP Supplemental Rent Rate has the meaning given in Schedule B of the Aircraft Lease Agreement.

Engine Refurbishment means all scheduled and unscheduled off the wing Engine maintenance and repair accomplished for each module in accordance with the performance restoration or full overhaul sections of the Manufacturer's workscope planning guide.

Engine Supplemental Rent has the meaning given in Schedule B of the Aircraft Lease Agreement.

Engine Supplemental Rent Rate has the meaning given in Schedule B of the Aircraft Lease Agreement.

Equipment Change has the meaning given in Section 8.12.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default means any event or condition specified in Schedule 9.

Event of Loss means with respect to the Aircraft (including for the purposes of this definition the Airframe):

     (a) the actual or constructive, compromised, arranged or agreed total loss of the Aircraft; or

                                      1-4

     (b) the Aircraft being destroyed, damaged beyond economic repair or permanently rendered unfit for normal use by Lessee for any reason whatsoever; or

     (d) the Aircraft being condemned, confiscated or requisitioned for title, or title to the Aircraft being otherwise compulsorily acquired by the government of the State of Registry or any other Government Entity; or

     (e) the Aircraft being hijacked, stolen, confiscated, detained, seized, condemned or requisitioned for use or hire for the lesser of (i) a period of more than fifteen (15) days (or 180 days in the case of requisition for use or hire by the United States government) or (ii) a period equal to or exceeding the remaining balance of the Term; or

     (f) as a result of any rule, regulation, order or other action by the FAA the use of the Aircraft by Lessee or any Permitted Sub-Lessee shall have been prohibited for a period of twelve (12) consecutive months.

Expiry Date means the Scheduled Expiry Date or, if earlier (i) the date when Lessor acting in accordance with the provisions of the Lease, terminates the leasing of the Aircraft to Lessee under the Lease, or (ii) subject to the provisions of Section 11.1 and 11.2, the date when Lessor receives the Agreed Value together with any other amounts then due and unpaid under the Lease and the Other Agreements following an Event of Loss; provided, that if the Term is extended pursuant to Section 12.2, the Expiry Date shall be extended to the date when the Aircraft has been redelivered to Lessor in full compliance with the Lease;

FAA means the Federal Aviation Administration of the United States and any successor thereof.

FAR means the Federal Aviation Regulations set forth in Title 14 of the U.S.C. of Federal Regulations, as amended and modified from time to time.

Final Delivery Date has the meaning given in the Aircraft Lease Agreement.

Final Inspection has the meaning given in Section 1.1 of Schedule 6.

Financial Information means:

          (i) no later than 60 days after the last day of each fiscal quarter of Lessee, the consolidated financial statements of Lessee (consisting of a balance sheet and statements of operations and of retained earnings and cash flows) prepared for the most recent previous fiscal quarter certified by a qualified financial officer of Lessee as being true and correct (provided that the Form 10Q filed by Lessee with the Securities and Exchange Commission shall satisfy this requirement); and

                                      1-5

          (ii) no later than 120 days after the last day of each fiscal year of Lessee, the audited consolidated financial statements of Lessee (consisting of a balance sheet and statements of operations and of retained earnings and cash flows), prepared for the fiscal year then most recently ended certified by the independent auditors of Lessee without qualification (provided that the Form 10K filed by Lessee with the Securities and Exchange Commission shall satisfy this requirement);.

Financing Parties (if applicable) means the Person or Persons from time to time notified by Lessor to Lessee as providing finance to Lessor in respect of its acquisition, ownership or leasing of the Aircraft, whether by way of a head lease, loan or otherwise.

Financing Statements means UCC Financing Statements in respect of the Lease and the Aircraft and Engines leased thereunder prepared in a form acceptable for filing with the applicable Government Entities in the state in which Lessee's chief executive office is located (as the term "chief executive office" is defined in Article 9 of the Uniform Commercial Code as in effect in such state) and such other jurisdictions as Lessor shall reasonably require.

Flight Hour means each hour or part thereof elapsing from the moment the wheels of the Aircraft leave the ground on take off until the wheels of the Aircraft next touch the ground.

GAAP means generally accepted accounting principles in the United States.

GE Capital means General Electric Capital Corporation.

GECAS means either or both of GE Capital Aviation Services, Limited and GE Capital Aviation Services, Inc.

GECC Leases means any other aircraft lease agreement, indenture, participation agreement or other similar agreement (relating to an aircraft) from time to time entered into between a GE Entity, on the one hand, and Lessee (or any direct or indirect Subsidiary or Affiliate of Lessee), on the other hand, but only for so long as a GE Entity is a party to such agreement.

GE Entity means GE Capital, GECAS or Polaris Holding Company (or any direct or indirect Subsidiary or Affiliate of GE Capital, GECAS or Polaris Holding Company) or any other Person which any of the foregoing entities acts as the manager on the date hereof or any securitization vehicle managed by any of the foregoing entities.

Government means the United States of America or an agency or instrumentality thereof the obligations of which bear the full faith and credit of the United States of America.

Government Entity means:

     (a) national government, political subdivision thereof, or local jurisdiction therein;

                                      1-6

     (b) any instrumentality, board, commission, court, or agency of any of the above, however constituted; and

     (c) any association, organization, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

Habitual Base means the United States and the state thereof in which Lessee's primary aircraft operations center is located.

Indemnitee has the meaning given in the Aircraft Lease Agreement.

Insurances means insurances in respect of the Aircraft which includes without amendment and is otherwise consistent with the provisions for any insurances and reinsurances required by Section 9.

Interest Rate has the meaning given in Schedule B of the Aircraft Lease
Agreement.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended from time to time.

Landing Gear means the landing gear assembly of the Aircraft excluding any rotable components.

Landing Gear Supplemental Rent has the meaning given in Schedule B of the Aircraft Lease Agreement.

Landing Gear Supplemental Rent Rate has the meaning given in Schedule B of the Aircraft Lease Agreement.

Law means and includes (a) any statute, decree, constitution, regulation, order, judgement or other directive of any Government Entity; (b) any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (c) any judicial or administrative interpretation or application of any Law described in (a) or (b) above; and (d) any amendment or revision of any Law described in (a), (b) or (c) above.

LC Amount (if applicable) has the meaning given in the Aircraft Lease Agreement.

Lease means the Aircraft Lease Agreement for the Aircraft (of which this CTA forms a part), any schedules or documents executed pursuant to the Schedules hereto or pursuant to the Aircraft Lease Agreement, any Lease Supplement to the Lease (including Lease Supplement No. 1), and any side letters related to the Lease.

Lease Supplement means any Lease Supplement executed and delivered with respect to the Lease.

Lease Supplement No. 1 means a Lease Supplement No. 1 substantially in the form of Schedule 12.

Lessee means the Person named as Lessee in the applicable Aircraft Lease Agreement.

                                      1-7

Lessee Affiliate means any Subsidiary or other Affiliate for the time being of Lessee.

Lessee's Maintenance Program means the Manufacturer's Maintenance Planning Document until Lessee has replaced the Manufacturer's Maintenance Planning Document with a maintenance program specifically approved by the Air Authority for Lessee's maintenance of the Aircraft, as the same may be varied from time to time.

Lessor means the Person named as Lessor in the applicable Aircraft Lease Agreement.

Lessor Lien means (i) any Security Interest whatsoever from time to time created by Lessor in connection with the financing of the Aircraft as not prohibited by
Section 14.2 and (ii) any other Security Interest in the Aircraft which results from acts of or claims against Lessor (or any Person lawfully claiming through Lessor) not related to the transactions contemplated by or permitted under the Lease.

Lessor Tax Jurisdiction has the meaning given in Schedule B of the Aircraft Lease Agreement.

Letter of Credit means any letter of credit issued in relation to the Lease pursuant to Section 5.14 and any replacement or renewal of that letter of credit.

Losses means any and all cost, expense (including any and all legal fees and expenses and the fees and expenses of other professional advisers), claims, proceedings, losses, liabilities, obligations, damages (whether direct, indirect, special, incidental or consequential), suits, judgements, fees, penalties or fines (whether criminal or civil) of any kind or nature whatsoever, including any of the foregoing arising or imposed with or without any Indemnitee's fault or negligence, whether passive or active or under the doctrine of strict liability.

Maintenance Adjustment means all the amounts payable by Lessee pursuant to Clause 5.4 of this Agreement and Section 3 of each Aircraft Lease Agreement.

Maintenance Contributions means, as and if applicable, all amounts payable by Lessor pursuant to Section 7.2.

Maintenance Performer means such Person as is approved by the Air Authority to perform maintenance and/or modification services on commercial aircraft and/or commercial aircraft engines, which Person shall have recognized standing and experience and suitable equipment to perform such services on aircraft and/or engines of the same or improved model as the Aircraft or, in the case of engines, the Engines.

Maintenance Program means an Air Authority approved maintenance program for the Aircraft in accordance with the Manufacturer's specifications, service bulletins, planning documents, maintenance manuals and documents and encompassing scheduled maintenance (including block maintenance), condition-monitored maintenance, and/or on-condition maintenance of Airframe, Engines and Parts,

                                      1-9
including servicing, testing, preventive maintenance, repairs, structural inspections, system checks, overhauls, approved modifications, mandatory service bulletins, engineering orders, airworthiness directives, corrosion control, inspections and treatments.

Major Checks means any C-check, multiple C-check or heavier check (including structural inspections and CPCP) suggested for commercial aircraft of the same model as the Aircraft by its manufacturer (however denominated) as set out in the Lessee's Maintenance Program.

Manufacturer has the meaning given in the Aircraft Lease Agreement.

Manufacturer's Maintenance Planning Document means the recommended maintenance program for the Aircraft issued by the Manufacturer as in effect at the time of any applicable determination.

Minimum Airframe Life Limited Component Cycles has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Airframe Life Limited Component Flight Hours has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum APU Limit has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Component Calendar Life has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Engine Cycles has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Engine Flight Hours has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Hard Time Component Cycles has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Hard Time Component Flight Hours has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Landing Gear Calendar Time has the meaning given in the Aircraft Lease Agreement.

Minimum Landing Gear Cycles has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Landing Gear Flight Hours has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Liability Coverage has the meaning given in Schedule B of the Aircraft Lease Agreement.

Minimum Measurable Fuel Requirement has the meaning given in the Aircraft Lease Agreement.

                                      1-9

Mitigation Credit has the meaning given in Section 13.4.

Nameplate Inscription means the inscription to be included on the Nameplates as requested by Lessor from time to time.

Nameplates means the fireproof plates to be installed on the Aircraft in accordance with Section 8.6(a).

Optional Maintenance means any maintenance which is not required either by applicable Regulations or Lessee's Maintenance Program (so long as Lessee's Maintenance Program does not differentiate or otherwise discriminate between aircraft of the same type).

Other Agreement has the meaning given in the Aircraft Lease Agreement..

Other Aircraft has the meaning given in the Aircraft Lease Agreement.

Other Engines has the meaning given in the Aircraft Lease Agreement.

Part means, whether or not installed on the Aircraft:

     (a) any component, part, furnishing or equipment (other than a complete Engine or engine) incorporated or installed in or attached to or furnished with the Aircraft (including any Engine) on the Delivery Date or thereafter if paid for or otherwise provided by or on behalf of Lessor or so long as title to such Parts shall remain vested in Lessor in accordance with Section 8 hereof after removal from the Airframe or any Engine; and

     (b) any other component, part, furnishing or equipment (other than a complete Engine or engine and a temporary replacement part as provided for in Section 8.11(d)), with effect from the time when title thereto has passed to Lessor pursuant to the Lease;

but excludes any such items title to which should have passed to Lessee pursuant to the Lease.

Part 36 or FAR Part 36 means Part 36 of the FAR, as amended or modified from time to time.

Part 121 or FAR Part 121 means Part 121 of the FAR, as amended or modified from time to time.

Payment Default means the failure by Lessee to pay any amount of Rent on the Rent Date or Supplemental Rent on the date specified in Section 5.4.

Permitted Lien means:

          (a) any lien for Taxes not assessed or, if assessed, not yet due and payable, or being diligently contested in good faith by appropriate proceedings;

                                     1-10

          (b) any lien of a repairer, mechanic, hangar-keeper or other similar lien arising by operation of Law in respect of obligations which are not overdue or are being diligently contested in good faith by appropriate proceedings;

          (c)  any Lessor Lien;

          (d) the rights of others under any sub-lease or arrangements to the extent expressly permitted under Section 8.4; and

          (e) liens arising out of judgments or awards against the Lessee so long as (i) such lien has been adequately bonded in the reasonable opinion of Lessor (without any claim against the Aircraft) or a stay of execution is effect and (ii) such lien does not involve a material risk of the sale, forfeiture or loss of (including loss of use) the Airframe or any Engine or an interest therein.

but only if (in the case of both (a) and (b)) (i) adequate reserves (as required by GAAP) have been provided by Lessee for the payment of such Taxes or obligations; and (ii) such proceedings, or the continued existence of the lien, do not give rise to any material danger of the sale, forfeiture or other loss of (including loss of use) the Aircraft or any interest therein or of criminal liability on Lessor.

Permitted Sub-Lease means any sub-lease of the Aircraft to a Permitted Sub-Lessee as provided for in Section 8.4(a).

Permitted Sub-Lessee means any Certificated Air Carrier listed on Schedule 13 or any sub-lessee of the Aircraft to which Lessor has consented as provided in
Section 8.4(a).

Person means any individual person, any form of corporate or business association, trust, Government Entity, or organization or association of which any of the above is a member or a participant.

Pre-Delivery Procedure means the procedure leading to Delivery as specified in
Schedule 4.

Redelivery "C" Check has the meaning given in Schedule B of the Aircraft Lease Agreement.

Redelivery Location has the meaning given in the Aircraft Lease Agreement.

Regulations means any Law or regulation, official directive or mandatory requirement, or airworthiness requirements or limitations, in any such case issued by a Government Entity of competent jurisdiction, which applies to Lessee or the Aircraft and any Law or regulation, official directive or recommendation or mandatory requirement which applies to Lessor, as lessor or owner of the Aircraft, and it is within the Lessee's ability to comply.

Rent means all amounts payable pursuant to Section 5.3.

Rental Period means each period ascertained in accordance with Section 5.2.

                                     1-11

Rent Commencement Date has the meaning given in the Aircraft Lease Agreement.

Rent Date means the first day of each Rental Period.

Replacement Engine means an "Engine" that has duly replaced an "Engine" in accordance with the requirements of Section 8.11(b).

Required LC Expiry Date means the date being 91 days after the Expiry Date.

Return Occasion means the date on which the Aircraft is redelivered to Lessor in accordance with Section 12.

Scheduled Delivery Date has the meaning given in the Aircraft Lease Agreement.

Scheduled Delivery Month has the meaning given in the Aircraft Lease Agreement.

Scheduled Delivery Week has the meaning given in the Aircraft Lease Agreement.

Scheduled Expiry Date has the meaning given in the Aircraft Lease Agreement.

Security Interest means any mortgage, chattel mortgage, security interest, charge, pledge, lien, conditional sale agreement, title retention agreement, equipment trust agreement, encumbrance, assignment, hypothecation, right of detention, right of set-off or any other agreement or arrangement having the effect of conferring security.

Significant Default means:

     (a) any Payment Default; or

     (b) any Default specified in paragraphs (b), (e), (g), or (h) of Schedule 9; or

     (c) the Lessee shall be materially in default of its maintenance and repair obligations under Section 8.10; or

     (d) a Default specified in Section 8.3(a); or

     (e) the Lessee shall have assigned, delegated or transferred any of its rights or obligations in respect of the Lease contrary to Section 14.1 or be subleasing the Aircraft to a sublessee which is not a sublessee, or pursuant to a sublease which is not (in any such case), permitted under the terms of the Lease; or

     (f) any Event of Default.

Special Default means the failure by Lessee (or any direct or indirect Subsidiary, Affiliate or successor of Lessee) to pay any amount of rent (including supplemental rent substantially consistent

                                     1-12
with, except for specific amounts, the definition for Supplemental Rent as defined herein) due and payable to a GE Entity under the GECC Leases after the expiration of any applicable cure period.

State of Design means the state having jurisdiction over the Person responsible for the type design of the Aircraft or any Engine or Part.

State of Incorporation means the United States and the state of organization of Lessee as identified in the heading of the Aircraft Lease Agreement.

State of Registry has the meaning given in the Aircraft Lease Agreement.

Sublease Fee has the meaning given in the Aircraft Lease Agreement.

Subsidiary means:

     (a) in relation to any reference to accounts, any company whose accounts are consolidated with the accounts of Lessee in accordance with accounting principles generally accepted under accounting standards of the State of Incorporation;

(b)  for any other purpose, an entity from time to time:

          (i) of which another has direct or indirect control or owns directly or indirectly more than 50 percent of the voting share capital; or

          (ii) which is a direct or indirect subsidiary of another under the Laws of the jurisdiction of its incorporation.

Supplemental Rent means, as and if applicable, all amounts payable under the Lease in respect of each of Airframe Supplemental Rent, Engine Supplemental Rent, Engine LLP Supplemental Rent, APU Supplemental Rent and Landing Gear Supplemental Rent.

Taxes means any and all present and future taxes, duties, withholdings, levies, assessments, imposts, fees and other governmental charges of all kinds (including any value added or similar tax and any stamp, documentary, license, registration or similar fees or tax), together with any penalties, fines, surcharges and interest thereon and any additions thereto.

Tax Indemnitee has the meaning given in the Aircraft Lease Agreement.

Technical Report means a monthly report of the Flight Hours, Cycles, Engine Flight Hours and Engine Cycles operated by the Airframe and Engines in respect of each calendar month in the form required by Lessor.

Term means the period commencing on the Delivery Date and ending on the Expiry Date.

                                     1-13

Termination Costs means any and all reasonable fees, costs and expenses incurred by Lessor for the purchase of non-GECC specification modifications requested by Lessee (which modifications, if removed, shall be delivered to and be the property of, the Lessee; provided, however, that Lessee shall pay to Lessor all costs associated with such removal and delivery), re-marketing of the Aircraft (including an amount equal to monthly Rent pro-rated for each day the Aircraft is not subject to a lease agreement with the next succeeding lessee), modifications to conform the Aircraft to the GECC specifications and Aircraft storage (but only storage relating to the above activities); provided however,
                                                             ----------------
no amounts shall be included in respect of rent or other costs relating to any periods following the commencement of such next lease.

UCC means the Uniform Commercial Code as in effect in the State of New York.

Unforeseen Event means, with respect to delivery or redelivery of the Aircraft:

          (a)  civil disturbance or act of any Government Entity;

          (b)  natural disaster or any other act of God;

          (c) Law of, or any allocation or other action by, a Government Entity or any unexpected shortage of labor, materials or facilities affecting the Aircraft;

          (d)  any damage or Defect;

          (e)  labor disputes;

          (f) breach of contract by any Person, or other failure to deliver or redeliver the Aircraft by any Person (whether or not a breach) with possession or control of the Aircraft (other than by Lessor, if it has possession and control of the Aircraft), or any "excusable" or "inexcusable" delay under any purchase agreement for the Aircraft, or any purchase agreement for the Aircraft terminating prior to Delivery (including due to Lessor or an Affiliate of Lessor voluntarily terminating such agreement);

          (g) delays in obtaining the Aircraft or any equipment or services for the Aircraft;

          (h)  any delay due to Air Authority certifications; or

          (i) any other cause beyond the control of Lessor (in the case of delivery) or Lessee (in the case of redelivery) or not occasioned by Lessor's (in the case of delivery) or Lessee's (in the case of redelivery) gross negligence or willful misconduct;

     provided, that, Clauses (d), (f) and (g) above shall only apply with respect to the delivery of the Aircraft by Lessor.

United States means the United States of America.

                                     1-14

U.S.C. means the United States Code.

Warranty Agreements means each of the Assignment of Warranties of each of the manufacturer of the Airframe and Engines, respectively, substantially in the form as agreed between Lessee and Lessor (prior to the execution and delivery of the Lease) and delivered by Lessor to Lessee upon the Delivery of each Aircraft and shall include an aircraft warranty assignment agreement, an engine assignment of warranties, if applicable, and an aircraft customer support agreement.

                                     1-15

                                  SCHEDULE 2

                        Representations And Warranties


1.1  Lessee's Representations and Warranties

Lessee's representations and warranties to Lessor are as follows on the date hereof and on the Delivery Date:

     (a) Status: It is duly organized, validly existing and in good standing in its State of Incorporation.

     (b) Non-Conflict: Execution, delivery and performance of the Lease by Lessee do not contravene or breach any Regulation applicable to Lessee.

     (c) Power and Authority: It has all corporate and other power and authority to execute, deliver and perform the Lease, and the Lease has been duly authorized, executed and delivered by Lessee.

     (d) Legal Validity: The Lease is its legal, valid and binding obligation, enforceable against Lessee in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     (e) No Event of Default: No Event of Default has occurred and is continuing or would occur because of Delivery.

     (f) Litigation: Except as set forth in its filings with the Securities and Exchange Commission or as otherwise disclosed by Lessee to Lessor prior to the date hereof, it is not involved in any litigation or other dispute which may reasonably be expected to materially and adversely affect its financial condition or its ability to perform its obligations under the Lease.

     (g) Financial Information: The audited financial statements included in its most recent Form 10K filed with the Securities and Exchange Commission delivered to Lessor:

          (i)  have been prepared in accordance with GAAP; and

          (ii) present fairly the financial condition and results of operations of Lessee as at the date thereof and for the period then ending.

     (h) Full Disclosure: Neither its audited financial statements referred to in paragraph (g) or any other document filed with the Securities and Exchange Commission since December

                                      2-1

          31, 1998 contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading.

     (i) Location: Lessee's chief executive office (as that term is defined in Article 9 of the UCC) is located at the address set forth in the heading of the Aircraft Lease Agreement; and the records of the Lessee concerning the Aircraft are maintained at such chief executive office.

     (j) Certificated Air Carrier: Lessee is a Certificated Air Carrier and Lessor, as lessor of the Aircraft to Lessee, is entitled to the benefits of Section 1110 of Title 11 of the U.S.C. with respect to the Aircraft.

     (k) Citizen of the United States: Lessee is a "citizen of the United States" as defined in Section 40102 of Title 49 of the U.S.C.

     (l) ERISA: No "employee benefit plan" as defined in Section 3(3) of ERISA maintained by the Lessee or any entity required to be aggregated with the Lessee under Section 414(b) or (c) of the Internal Revenue Code (an "ERISA Affiliate") had an "accumulated funding deficiency", as defined in Section 302 of ERISA, as of the last day of the most recent fiscal year of the employee benefit plan ending on or prior to the Delivery Date, and neither the Lessee nor any ERISA Affiliate has incurred any material liability to the Pensions Benefit Guaranty Corporation that has not been satisfied (other than for the payment of premiums pursuant to Section 4007 of ERISA).

     (m) Material Adverse Change: there has been no material adverse change in the financial condition or operations of Lessee or in the ability of Lessee to comply with its obligations under the Lease since the date of the financial statements most recently provided to Lessor on or prior to the date hereof.

1.2  Lessor's Representations and Warranties

Lessor's representations and warranties to Lessee are as follows:

     (a) Status: It is duly organized, validly existing and in good standing in its State of Incorporation.

     (b) Non-Conflict: Execution, delivery and performance of the Lease do not contravene or breach any Regulation applicable to Lessor.

     (c) Power and Authority: It has all corporate and other power and authority to execute, deliver and perform the Lease, and the Lease has been duly authorized, executed and delivered by Lessor.

     (d) Legal Validity: The Lease is its legal, valid and binding obligation, enforceable against Lessor in accordance with its terms.

                                      2-2

     (e) Citizen of the United States: Lessor is a "citizen of the United States" as defined in Section 40102 of Title 49 of the U.S.C.

     (f) Liens: Except for any Security Interest created pursuant to Section 14.2, there are no Lessor's Liens on the Aircraft.

                                      2-3

                                  SCHEDULE 3

                             Conditions Precedent


The conditions precedent to Lessor's obligation to deliver and to commence the leasing of the Aircraft are as follows. All documents delivered to Lessor pursuant to this Schedule 3 will be in English:

1.1.  Preliminary Conditions

Lessor will receive from Lessee, not later than two (2) Business Days prior to the Scheduled Delivery Date, each of the following, reasonably satisfactory in form and substance to Lessor:

     (a) Opinion(s): evidence that an opinion(s) in the form of Schedule 8 will be issued on the Delivery Date by Fulbright & Jaworski L.L.P., Jonathan Waller, Esq., or such other legal counsel(s) reasonably acceptable to Lessor in the State of New York and the United States;

     (b) Approvals: evidence of the issue of each approval, license and consent which may be required in relation to, or in connection with the performance by Lessee of any of its obligations under the Lease, if any excluding, however, any such approvals, licenses and consents normally obtained by Lessee in the ordinary course of its business;

     (c)  [Intentionally Deleted.]

     (d) Licenses: copies of Lessee's air transport license, air operator's certificates including an FAR Part 121 operator's certificate, certificate of airworthiness, and a Certificate of Public Convenience and Necessity issued under Section 40102 of Title 49 of the U.S.C.;

     (e) UCC: Financing Statements with respect to the Lease and the Aircraft in a form acceptable to Lessor shall have been executed and delivered by Lessee and duly filed in each jurisdiction reasonably requested by Lessor;

     (f)  Letter of Credit (if applicable):  the form of the Letter of Credit;

     (g) General: such other documents as Lessor may reasonably request in a timely manner prior to Delivery; and

     (h) Lessee's Maintenance Program: such information and documents relating to the Lessee's Maintenance Program as Lessor may require and request in a timely manner prior to Delivery.

1.2.  Final Conditions

     (a) Final Documents: Lessor shall receive on or before the Delivery Date each of the following:

                                      3-1

     (i) Certificate of Technical Acceptance and Lease Supplement No. 1: each of the Certificate of Technical Acceptance and Lease Supplement No. 1, dated and fully completed, and executed by Lessor and Lessee, and, in the case of Lease Supplement No. 1, filed for recording at the FAA;

     (ii) Opinions: a signed original of each of the opinions referred to in Section 1.1(a) of this Schedule, dated the Delivery Date;

     (ii) Payments: all sums due to Lessor under the Lease on or before the Delivery Date, including the first payment of Rent and, if applicable, the balance of the Deposit;

     (iv) Insurances: certificates of insurance and an opinion and undertaking from Lessee's insurance broker fully complying with the provisions of the Agreement as to Insurances required by
               Section 9 of the Agreement with effect on and after the Delivery Date;

     (v) Financial Information: the latest Financial Information of Lessee as requested by Lessor;

     (vi)      Letter of Credit (if applicable): the Letter of Credit;

     (vii)     [Intentionally Deleted].

     (viii) Filings: evidence that on the Delivery Date all filings, registrations, recordings and other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of the Lease and to protect the interests of Lessor in the Aircraft, any Engine or any Part and in the Lease;

     (ix) FAA Opinion: evidence that there will be issued an opinion of Crowe & Dunlevy P.C. or other counsel acceptable to Lessor who are recognized specialists with regard to FAA registration matters substantially in the form of Schedule 14 as to the due filing for recordation of the Lease (the costs for which shall be paid by Lessee);

     (x) Certificate of Lease Termination: a certificate of lease termination executed by a duly authorized officer of Lessee substantially in the form of Schedule 11 acknowledging that the Lease is no longer in effect with respect to the Aircraft and Engines, which certificate Lessor will hold in escrow to be filed at the FAA upon the expiration or other termination of the Lease; and

     (xi)      General: such other documents as Lessor may reasonably request;

(b)  Representations/Warranties: the representations and warranties of Lessee in
     Schedule 2 shall be correct, and would be correct in all material respects if repeated on Delivery (provided that if any of the representations or warranties of Lessee in Schedule 2 would be incorrect on the Delivery Date as if repeated on the Delivery Date, then Lessee shall

                                      3-2
     give prior written notice to Lessor that such representation or warranty is incorrect, such representation or warranty shall not be deemed repeated and this Condition Precedent shall not have been fulfilled); and

(c) No Default: no Default shall have occurred and be continuing on Delivery or could reasonably be expected to result from the leasing of the Aircraft to Lessee under the Lease.

                                      3-3

                                 SCHEDULE 4

                 Pre-Delivery Procedures and Delivery Condition

                      Requirements - Part 1 (New Aircraft)


1.   Licenses

     (a) It is the responsibility of Lessee to obtain all licenses, permits or approvals necessary to export or transport the Aircraft from the Delivery Location.

     (b) Lessor will provide Lessee with any required data and information for the purposes of obtaining any such licenses, permits or approvals.

2.   Inspection

     (a) Subject to any applicable purchase agreement, Lessee may inspect the Aircraft and the Related Aircraft Records at the Delivery Location (including such rights as Lessor has to be present and inspect, on an ongoing basis, the manufacture of the Aircraft and including a demonstration flight with up to two (2) representatives of Lessee on the Aircraft as observers) to determine whether the Aircraft fulfils the Delivery Condition Requirements.

     (b) If Lessee's inspection of the Aircraft shows that the Aircraft does not fulfil the Delivery Condition Requirements, Lessor will correct any defects and make the Aircraft available for re-inspection by Lessee provided that, in Lessor's reasonable opinion, it is not impracticable or prohibitively expensive to correct the defect.

     (c) If Lessor notifies Lessee that it does not intend to correct the defect, either party may terminate the Lease.

3.   Indemnity

Lessee is responsible for and will indemnify each Indemnitee against all Losses arising from death or injury to any observer engaged by Lessee or any employee of Lessee in connection with the inspection of the Aircraft.

                                      4-1

                                  SCHEDULE 5

          Certificate Of Technical Acceptance - Part 1 (New Aircraft)


This Certificate of Technical Acceptance is delivered, on the date set out below by ________ ("Lessee") to ________ ("Lessor") pursuant to the Aircraft Lease Agreement dated ________ between Lessor and Lessee (the "Lease"). The capitalized terms used in this Certificate shall have the meaning given to such terms in the Lease.

DETAILS OF ACCEPTANCE

Lessee hereby confirms to Lessor that Lessee has at [ ] o'clock on this ________ day of ________, at ________ , technically accepted the following, in accordance with the provisions of the Lease:

________ Aircraft, Manufacturer's Serial Number ________;

________ Engines:

Engine Number     Manufacturer's Serial Number

1 ________ ; and

2 ________ ;

(each of which has 750 or more rated take off horsepower or the equivalent of such horsepower)

Fuel Status:  Kilos/lbs ________ ; and

Loose Equipment Check List: in accordance with the list signed by Lessor and Lessee and attached hereto.

Aircraft Documents and Records: in accordance with the list signed by Lessor and Lessee and attached hereto.

LOPA drawing attached.

HOURS AND CYCLES DATA (as of Delivery Date)

Airframe:

Time Since New:---------------     Cycles Since New:--------------

Landing Gear (Main and Nose)

Time Since New:---------------     Cycles Since New:--------------

Engines

Position Left Hand s/no.           Time Since New: ---------------

                                   Cycles Since New: -------------

Position Right Hand s/no.          Time Since New: ---------------

                                   Cycles Since New: -------------

Auxiliary Power Unit:

Number of Flight Hours/APU Hours

                                      5-1

(as applicable) since New: --------------------


ACCEPTANCE:

Lessee hereby confirms that the Aircraft, Engines, Parts and Aircraft Documents and Records are technically acceptable to it, satisfy all of the Delivery Condition Requirements and are in the condition for delivery and acceptance as required under the Lease.

IN WITNESS WHEREOF, Lessee and Lessor have, by their duly authorized representative, executed this Certificate of Technical Acceptance on the date in paragraph 1 above.


LESSEE: _____________________

By: _________________________

Title: ______________________

LESSOR: _____________________

By: _________________________

Title: ______________________

                                      5-2

                                   SCHEDULE 6

                Procedures And Operating Condition At Redelivery

On the Return Occasion the Aircraft, subject to fair ordinary wear and tear of a kind and to an extent consistent with similar aircraft engaged in commercial airline operations, will be redelivered to Lessor by Lessee in accordance with the procedures and in any event in the condition set out below. For the avoidance of doubt, any damage assessment and/or rectification criteria used in assessing the redelivery condition shall be as prescribed in the Manufacturer's structural repair manual ("SRM") and/or the Manufacturer's maintenance manual, as appropriate. Any damage outside the scope of the SRM shall require the Manufacturer's approval or approval acceptable to the Administrator on an FAA form 8110-3 certification.

1.1  FINAL INSPECTION

     Immediately prior to the Return Occasion, Lessee will make the Aircraft available to Lessor for inspection ("Final Inspection") in order to verify that the condition of the Aircraft complies with the Lease. The Final Inspection will include, and be long enough to permit Lessor to:

     (a) inspect all Aircraft Documents and Records, including the Aircraft Documents and Records set forth in Section 1.13 of this Schedule 6;

     (b) inspect the Aircraft (including an examination of all compartments and bays, with Lessee to open or remove panels as reasonably required by Lessor), uninstalled Parts and the APU (including a complete video borescope inspection of the APU);

     (c) inspect the Engines, including (i) a complete video borescope inspection of (A) the low pressure and high pressure compressors and
          (B) turbine area and (ii) engine condition runs (including full take-off power engine run-up performed in accordance with the performance test in the Manufacturer's maintenance manual, and the Engines shall not exceed corrected limits for all parameters using temperature corrected charts), and power assurance runs; and

     (d) observe a two (2) hour demonstration flight at Lessee's cost (with up to three (3) of Lessor's representatives as on-board observers).

     Furthermore, Lessee acknowledges that a purchaser or the next operator of the Aircraft will need to inspect the Aircraft, the Engines and the Aircraft Documents and Records prior to redelivery and Lessee hereby agrees to cooperate at all times during the Term with Lessor and/or such purchaser or such next operator upon advance notice to make the Aircraft,

                                      6-1

     Engines and the Aircraft Documents and Records available for inspection in order to coordinate, assist and grant access for the above inspections and/or meetings as necessary.

     Lessor is responsible for and will indemnify Lessee against all Losses arising from the death or injury to any observer or any employee of Lessor in connection with the inspection of the Aircraft under this Section 1.1.

1.2  GENERAL CONDITION

     The Aircraft will:

     (a) be in the same configuration as at Delivery after giving effect to any post-Delivery modifications, repairs or maintenance to the Aircraft paid for or otherwise provided by or on behalf of Lessor (or as otherwise mutually agreed), be in as good operating condition and appearance as when delivered to Lessee (after giving effect to any post-Delivery modifications, repairs or maintenance paid for or otherwise provided by or on behalf of Lessor), except for ordinary wear and tear and alterations and modifications authorized or required under the Lease and paid for by Lessee or a Sub-Lessee, and be deep cleaned according to Lessee's cleaning program as defined in the Lessee's station manual and all structural damage shall have been repaired to a permanent standard if available, or as otherwise reasonably requested by Lessor;

     (b) have installed the full complement of equipment, parts, accessories, furnishings and loose equipment as when originally delivered to Lessee (and after giving effect to any post-Delivery modifications, repairs or maintenance paid for or otherwise provided by or on behalf of Lessor) (including the Aircraft Documents and Records) shall be in a condition suitable for continued FAR 121 service for a new operator, without waiver or restriction; and if any of the engines or parts tendered for redelivery with the Aircraft is not (i) one of the Engines referred to in the Certificate of Technical Acceptance or (ii) a Replacement Engine installed pursuant to Section 8.11(b) following an Engine Event of Loss or (iii) if GECC is the owner of the Aircraft and the Other Aircraft on the Expiry Date, one of the Other Engines, or (iv) a Part in accordance with Section 8.11(e) Lessor shall have no obligation to accept such engine or part unless Lessee furnishes to Lessor all the documents and evidence in respect of such engine or part in accordance with Sections 8.11(b) or 8.11(e), as if such engine were a Replacement Engine or replacement part as applicable, and otherwise complies with such Sections 8.11(b) or Section 8.11(e), as applicable, with respect thereto;

     (c) have in existence a valid and effective certificate of airworthiness (and if required by Lessor upon reasonable notice, a valid and effective export certificate of airworthiness) with respect to the Aircraft issued by the Air Authority (in the case of an export certificate of airworthiness no earlier than thirty (30) days prior to the redelivery);

                                      6-2

     (d) comply with the manufacturer's original specifications as at the Delivery as set forth in Schedule A of the Lease, except as modified by the modifications described in the Modification Side Letter or as otherwise modified during the Term in accordance with the Manufacturer's service bulletins or letters, Airworthiness Directives, Air Authority approved data or otherwise as permitted by the Lease;

     (e)  have undergone, immediately prior to redelivery, a Redelivery "C"
          Check;

     (f) have had accomplished all outstanding Airworthiness Directives affecting that model of Aircraft issued by the FAA requiring action during the Term on the Expiry Date; for this purpose, compliance shall be by terminating action if:

               (i) Lessee has complied by terminating action for other aircraft of the same model and series then operated by Lessee; or

               (ii) the latest date permitted by such Airworthiness Directive for compliance by terminating action on the Expiry Date.

                    In no event shall there be any non-transferable time extensions, waivers, deviations or alternative means of compliance with any Airworthiness Directions or other regulations.

     (g) have installed all applicable vendor's and manufacturer's service bulletin kits received free of charge by Lessee during the Term that are appropriate for the Aircraft and to the extent not installed, those kits will be furnished free of charge to Lessor;

     (h) Lessee will have their logos painted out/removed using a matching paint color so as to give the Aircraft a uniform appearance;

     (i) Lessee will pay Lessor the cost to strip (or sand if only three (3) or less coats of paint) and repaint, re-placard the fuselage, empennage, wings and pylons, cowlings, and flight controls, including the cost of any required rebalancing of flight controls and required re-weighing or recalculation of the Aircraft or the Aircraft weight;

     (j)  have all signs and decals clean, secure and legible;

     (k) have no open, deferred, continued, carry over or placarded maintenance items or watch items or placarded log book items, and all other log book discrepancies shall be cleared;

     (l) all discrepancies discovered during the inspections described above which exceed the Manufacturer's maintenance manual allowable limits for in-service aircraft shall have been repaired in accordance with FAA-approved procedures;

                                      6-3

     (m) all repairs of a temporary or interim nature, requiring repetitive inspections or future upgrading, including external doublers with blind fasteners, shall be upgraded to permanent repair where possible in accordance with the Manufacturer's maintenance manual, structural repair manual or component maintenance manual; and

     (n) all systems shall be fully operational for their intended functions in accordance with the Manufacturer's maintenance manual specifications.

1.3  COMPONENTS

     (a) Each Flight Hour and Cycle controlled Hard Time Component (other than the APU) shall have not less than the Minimum Hard Time Component Flight Hours and the Minimum Hard Time Component Cycles of life remaining to the next scheduled removal, in accordance with the Lessee's Maintenance Program and shall be supported by appropriate FAA form 8130-1 certification unless same has not previously been removed from the Aircraft. Each Hard Time Component shall include documentation indicating TSN, CSN, TSO, CSO, and time remaining; for this purpose, "Hard Time Component" means any component which has a limited on-wing life in accordance with the Manufacturer's Maintenance Planning Document and which can have life fully restored through appropriate maintenance;

     (b) Each calendar-limited component including emergency/safety equipment will have not less than its Minimum Component Calendar Life remaining to the next scheduled removal in accordance with the Lessee's Maintenance Program;

     (c) Each "on-condition" and "condition-monitored" components will be serviceable and include FAA certification (form 8130-1) and these components if serialized will have documentation indicating TSN, CSN, TSO, and CSO;

     (d)  [Intentionally Deleted];

     (e) Each Airframe Life-Limited Component will have not less than the Minimum Airframe Life Limited Component Flight Hours and the Minimum Airframe Life Limited Component Cycles remaining to next scheduled removal and will be supported by certification documentation necessary to demonstrate back-to-birth traceability; for this purpose "Airframe-Life Limited Component" means a component with an ultimate life which cannot be restored through appropriate maintenance.

                                      6-4

1.4  ENGINES

     Each Engine will be installed on the Aircraft and comply with the following:

     (a) Each Engine will have not less than the Minimum Engine Flight Hours expected life remaining to the next removal. The expected life remaining will be determined by mutual agreement between Lessee and Lessor which shall in any event take into account the following:

          (i)    Borescope inspections;

          (ii)   Analysis of SAGE data;

          (iii) OATL (Outside Air Temperature Limitation) assessment or if not available an assessment of, at a minimum, the last ten (10) flight hours of SAGE data;

          (iv)   Ground runs;

          (v)    Technical log analysis; and

          (vi)   Previous shop visit assessment (if applicable).

          In the Event that Lessee and Lessor shall fail to agree on such expected life remaining, such determination shall be made by an independent technical advisor mutually acceptable to Lessee and Lessor.

     (b) Each Engine shall have just completed at the location for Lessor's acceptance on the Return Occasion a hot (including combustion chamber) and cold section video borescope inspection, which inspection shall be performed at Lessor's expense, and a power assurance run performed at Lessee's expense in accordance with the Lessee's Maintenance Program or Manufacturer's maintenance manual and any defects discovered in such inspections which exceed the Engine manufacturer's in-service limits shall be corrected at Lessee's expense. Lessee shall cause such borescope inspections to be performed and to be recorded on videotape by an agency selected by Lessor and acceptable to Lessee and shall provide Lessor with a copy of such videotape on the Return Occasion. Each Engine shall have a minimum of 25 degrees EGT margin at take off power on a 30 Celsius day. No Engine shall be on "watch" for any reason requiring any special or out of sequence inspection. Each Engine shall comply with the operations specification of Lessee without waiver or exceptions. All items beyond the Engine manufacturer's in-service limits shall be repaired;

     (c) Each Engine Life-Limited Component will have not less than the Minimum Engine Cycles remaining per the manufacturer's then current limitations for the part number in question, and will be supported by certification documentation necessary to demonstrate back-to-birth traceability; for this purpose "Life Limited Component" means a

                                      6-5
          component with an ultimate life which cannot be restored through appropriate maintenance; and

     (d) Each Engine will have no defect which places less than the Engine Flight Hours Restriction and the Engine Cycles Restriction of remaining life pursuant to Manufacturer's or airworthiness requirements until scheduled removal.

1.5  FUSELAGE, WINDOWS AND DOORS

     (a) The fuselage will be free of major dents and abrasions in excess of the limits specified in Manufacturer's maintenance manual or structural repair manual, loose or pulled or missing rivets and all structural repairs shall be permanent repairs where possible;

     (b) Windows will be free of delamination, blemishes, crazing, in excess of the limits specified in the Manufacturer's maintenance manual or structural repair manual and will be properly sealed;

     (c)  Doors will be free moving and be fitted with serviceable seals; and

     (d) Lessee will supply a dent and scratch survey with specific locations at redelivery that encompasses all previous repairs and damage that is within the Manufacturer's limits on the Aircraft.

1.6  WINGS AND EMPENNAGE

     (a) Leading edges will be free from damage in excess of the limits specified in the Manufacturer's maintenance manual or structural repair manual; and

     (b)  Unpainted surfaces will be polished.


1.7  INTERIOR

     (a) Carpet will be in good condition and freshly cleaned prior to redelivery. Carpet will be free from stains, frays and tears and will meet all existing FAR fire resistance regulations;

     (b) Sidewalls, ceilings, floor coverings, overhead bins and bulkhead coverings will be in good condition and no frays and tears and will meet all existing FAR fire resistance regulations; and

     (c) All seats will be in good working order and all seat covers will be freshly cleaned prior to redelivery. Seat covers will be in good condition and free from stains, frays and tears and will meet all existing FAR fire resistance regulations. All seat plastics will be in good condition and free from cracks and tears. Seat belts will be of matching color and be free from stains, frays and tears and have TSO tags attached.

1.8  COCKPIT

                                      6-6

     (a) Flooring will be in good condition and freshly cleaned and painted prior to redelivery;

     (b) Sidewalls and ceilings will be in good condition and no frays and tears and will meet all existing FAR fire resistance regulations;

     (c) Cockpit seats will be in good working order and all seat covers will be in good condition and freshly cleaned prior to redelivery. Seat covers will be free from stains, frays and tears and will meet all existing FAR fire resistance regulations. All seat plastics will be in good condition and free from cracks and tears. Seat belts will be of matching color and be free from stains, frays and tears and have TSO tags attached;

     (d)  All cockpit placards will be in good condition and legible; and

     (e)  All light overlays will be free from cracks and light bleed through.


1.9  LANDING GEAR; WHEELS AND BRAKES

     (a) The Landing Gear and wheel wells will be clean, free of leaks and repaired as necessary;

     (b) Each installed Landing Gear shall have no more Cycles accumulated than the Airframe and in any event not less than the Minimum Landing Gear Flight Hours and the Minimum Landing Gear Cycles and the minimum Landing Gear Calendar Time to the next scheduled overhaul or removal, as the case may be, in accordance with the then current Manufacturer's Maintenance Planning Document and Lessee's Maintenance Program and records for the Landing Gear life limited Parts including TSO, CSO, time/cycles remaining to overhaul and/or replacement; and

     (c) The wheels and brakes will have not less than half of their useful life remaining.

1.10 RETURN OF AUXILIARY POWER UNIT (APU)

     The APU shall have just completed a borescope inspection and shall meet all air outputs and temperature limitations under load in accordance with the Lessee's Maintenance Program and the Manufacturer's maintenance manual, and any defects discovered in such inspection, which exceed the APU manufacturer's in-service limits, shall be corrected at Lessee's expense. [The APU shall have not more than the Minimum APU Limit since the last gas path refurbishment.]


1.11 CORROSION

     (a) The Aircraft shall be in compliance with the Manufacturer's corrosion prevention and control program (CPCP) requirements. All CPCP inspections which would normally be accomplished while access is provided during structural inspection in accordance with the Lessee's Maintenance Program during the Term shall have been accomplished;

                                      6-7

     (b) The entire fuselage will be substantially free from corrosion and will be adequately treated in accordance with Lessee's corrosion prevention program and the Manufacturer's Maintenance Planning Document; and

     (c)  Fuel tanks will be free from contamination and corrosion.


1.12 FUEL

          At redelivery, the Aircraft fuel tanks shall contain the Minimum Measurable Fuel Requirement.

1.13 MAINTENANCE PROGRAM

     (a) Prior to the Return Occasion and upon Lessor's request, Lessee will provide Lessor or its agent reasonable access to the Lessee's Maintenance Program and the Aircraft Documents and Records in order to facilitate the Aircraft's integration into any subsequent operator's fleet and cross reference documentation if available to support operator generated tasks which comply with the Manufacturer's Maintenance Planning Document requirements (i.e. operator number to Manufacturer's Maintenance Planning Document number); and

     (b) Lessee will, if requested by Lessor to do so, provide sufficient access to Lessee's Maintenance Program in order to integrate the Aircraft to the next operator's maintenance program. Lessor agrees that it will not disclose the contents of the Lessee's Maintenance Program to any Person except to the extent necessary to monitor Lessee's compliance with the Lease and/or to bridge the maintenance program for the Aircraft from the Lessee's Maintenance Program to another program after the Return Occasion.

1.14 AIRCRAFT DOCUMENTS AND RECORDS

At redelivery Lessee will deliver to Lessor all current and complete historical records required to be maintained relevant to the Aircraft, including documents, manuals, data, overhaul records, life limited part traceability to "zero time since new", log books, original delivery documents serviceable parts tags, FAA forms, modification records and inspection records, and including each of the following Aircraft Documents and Records:

A.   Certificates

A001 Certificate of Airworthiness

A002 Current Aircraft Registration

A003 C of A for Export (if applicable)

A004 Noise Limitation Certificate (AFM page)

A005 Radio Station License

A007 Aircraft deregistration confirmation (if applicable)

A008 Aircraft re-registration confirmation (if applicable)

                                      6-8

A009 Burn Certificates - Cabin Interiors - as follows:

     Certification of compliance with the fire blocking requirements as outlined in JAR Part 25 to the extent same has been changed including:

     -    Seat cushions*

     -    Back rest cushions*

     -    Dress covers*

     -    Carpets

     -    Curtains

     -    Interior Surfaces (if refurbished)

* Including "in combination" burn certification

B.   Aircraft Maintenance Status Summaries

B001 Lessee Certified current Time in Service (Hours & Cycles) and maintenance status

B002 Lessee Certified status of Airworthiness Directives including method of compliance

B003 Lessee Certified status of Service Bulletin Status

B004 Lessee Certified status of SSI

B005 Lessee Certified status of CPCP (if applicable)

B006 Lessee Certified inventory of Hard Time Components (Fitted listing)

B007 Lessee Certified inventory of OC/CM Components (Fitted listing)

B008 Lessee Certified status of all non-SB and Major Modifications/STC's including acceptable State of Manufacture Certification

B009 Lessee Certified status of Check/Inspection History & Current Status of
     Checks

B010 List of Deferred Maintenance Items

B011 List of Out of Phase Checks, Special Requirements, Time Limited Repairs
     (if any).

B012 Aircraft Accident & Incident Report.

B013 Structural repairs and damage (including Dent & Buckle Chart).

C.   Aircraft Maintenance Records

C001 Technical Logs (Minimum of 2 years)

C002 A Checks

          Last complete cycle of A Checks (or equivalent)

C003 C Checks

          Last Complete cycle of C Checks (or equivalent)

C004 All Major Checks

C005 CPCP Tasks (if applicable)

C006 Tasks performed outside of an "A" Checks or "C" Checks

                                      6-9

C007  Original Compliance Document Certification - AD's

C008  Original Compliance Document Certification - SB's

C009  Original Compliance Document Certification - All other modification

C010  Last Weight Report including Schedule

C011  Compass Swing Report

C012  Last Test Flight Report

C013  Lessee Certified ETOPS compliance report (if applicable)

C014 Original Compliance Document Certification - All Structural repairs/structural damage

C015 Details of State of Manufacture certification basis - A non-SRM Structural repair

C016  Aircraft Log Book(s) if applicable

C017  FAR status for Transponder, Altimeter and Pitot Static Leak Check

D.    Configuration Status

D001  Approved LOPA

D002  Galley Drawings/Component OHM

D003  Emergency Equipment Drawing/Listing

D004  Loose Equipment Inventory

D005  Inventory Listing of Avonic installed Units.

E.    Aircraft Historical Records

E001  C of A (Export) from State of Manufacture

E002  Manufacturer's AD Report

E003  Manufacturer's Inspection Report, Initial Equipment list

E004  Manufacturer's repair/alteration report

E005  Manufacturer's SB Report

E006  Service Difficulty Reports (if any)

E008  Last Flight Data Recorder Read-Out & Corrections

F.    Engine Records

F001 Lessee Certified Statement of Status of Each Engine to include engine T/T and T/C

F002  AD Compliance Report and Compliance Documents

F003  Manufacturer's Modifications & SB Status

F004  In-house Modifications (if applicable)

F005  Lessee Certified LLP Listing

F006  Lessee Certified listing of installed units

F007  Engine Manufacturer Delivery Document

F008  Complete copies of all historical engine/module Shop Visit Reports

                                     6-10

F009  State of Manufacture LLP Traceability back to birth

F010  Conditioning Monitoring Report

F011 Lessee Certified Engine Log Book/Master Records of Installation/Removals to include installed aircraft, position, date of installation, T/C, T/T and reason for removal

F012  Last Borescope Report, including video if available

F013  Test Cell Run Report

F014  Last On-Wing Ground Run

F015  Lessee Certified Statement that Engines were not involved in an Accident

F016  Approved Release to Service Certification for installed rotables

F017  Approved ETOPS compliance report (if applicable)

G.    APU

G001  Lessee Certified Statement on Status of APU (if applicable)

G002  Lessee Certified SB Compliance Report/AD Status Report

G003  Approved Release to Service Certification for installed units

G004  APU Log Book/Master Record of Installation/Removals

G005  Complete copies of all APU Shop Visit Reports & Reason for Removal

G006  Statement of APU Hours to Aircraft Flying Hours

G007  LLP Status and Full Traceability to birth

G008  APU Borescope Report

G009  Last On-Wing/Health Check Data sheets (if applicable)

G010  Last Test Cell Run

G011  Approved ETOPS compliance report

H.    Component Records

H001 Approved Release to Service Certification for Hard Time Components (serviceable tags)

H002  Approved Release to Service Certification for OC/CM Components

I.    Landing Gears

I001 Approved Release to Service Certification for major assemblies on each Gear

I002  Approved LLP Listings for each Gear (with FULL Traceability to Birth)

I003  Last Shop Visit Report (OH)

J.    Manuals

All Manufacturer's Manuals delivered with the Aircraft under the Lease updated to the latest revision standard (applicable as at the Return Occasion) as may be reasonably requested by Lessor (see delivery inventory for return requirements)

Microfilm:

                                     6-11

J005  Engine M/M, IPC, CMM, Power Plant Build-up Manual

J006  WDM

J007  IPC

J008  Maintenance Manual

J009  Schematics

J010  Hook Up Listing and wire list

K.    Miscellaneous

K005 AFM, Ops Manuals, Weigh Manual, Emergency Checklist, Quick Reference Handbook, Fueling Manual, De-fueling Manual, Weight & Balance, Control and Loading Manual, MEL, CDL

K007 Reference Material for Interpretation of Status Summaries, or cross-reference for Part Numbers

                                     6-12

                                  SCHEDULE 7

                       [INTENTIONALLY OMITTED]

                                      7-1

                                  SCHEDULE 8

                            Form of Legal Opinion

            [FORM OF MIDWAY/FULBRIGHT OPINION TO BE SENT BY E-MAIL

                             FOR INCLUSION HEREIN]

                                      8-1

                                  SCHEDULE 9
                               Events Of Default

Each of the following events or conditions constitutes an Event of Default:

     (a) Non-payment: Lessee fails to make any payment of Rent or Supplemental Rent on the due date and such failure shall continue for five (5) days or Lessee fails to make any other payment under the Lease on the due date and such failure shall continue for ten (10) days after demand for payment if demand is provided for herein and if demand is not provided for herein after notice from Lessor to Lessee; or

     (b) Insurance: Any insurance required to be maintained under Section 9 of the Agreement is not maintained or is cancelled or terminated, or a notice of cancellation is given in respect of any such insurance and such notice is not rescinded within three (3) Business Days prior to such cancellation taking effect; or

     (c)  Breach:

          (i) Lessee fails to comply with Section 8.7(a)(i)(y), 8.7(a)(ii), 8.8(c), 8.10 (excluding clause (b)), 8.11 or 8.12 and, if such failure is capable of cure, such failure continues for thirty (30) days after notice from Lessor to Lessee unless such failure requires more than thirty (30) days to cure in which case Lessee shall have an additional ninety (90) days to cure such failure so long as Lessee is at all times diligently proceeding to cure such failure and Lessor shall not at any time be materially prejudiced by such extended period; provided, that in no event shall the period to cure any such failure exceed 120 days after notice from Lessor to Lessee; or

          (ii) Lessee fails to comply with any other provision of the Lease not otherwise addressed in this Schedule 9 and, if such failure is capable of cure, (A) such failure continues for thirty (30) days after notice from Lessor to Lessee or (B) Lessee shall not at any time be diligently proceeding to correct such failure; or

     (d) Representation: any representation or warranty made (or deemed to be repeated) by Lessee in or pursuant to the Lease or in any document or certificate delivered pursuant to the Lease is or proves to have been incorrect in any material respect when made or deemed to be repeated and, if such incorrectness is curable, shall continue uncured for a period of thirty (30) days after an officer of Lessee has actual knowledge or has reason to know of such failure; or

                                      9-1

     (e)  Cross-Default:

          (i) any event of default or termination event, howsoever described, occurs under the Other Agreement; or

          (ii) a Special Default occurs; or

     (f)  Approvals:

          Any of:

          (i)  the Aircraft's certificate of airworthiness; or

          (ii) Lessee's Part 121 operator's certificate, Lessee's Certificate of Public Convenience and Necessity or Lessee's air carrier operating certificate;

          is modified in a manner unacceptable to Lessor (using its reasonable judgment) or is withheld, or is revoked, suspended, cancelled, withdrawn, terminated or not renewed, or otherwise ceases to be in full force and shall continue uncured for a period of fifteen (15) days, except in the case of clause (i) during any period when the Air Authority shall have withdrawn or suspended such certificate for reasons not attributable to Lessee, in which case Lessee shall promptly comply with all directions of the Air Authority in connection with such suspension or withdrawal; or

     (g)  Insolvency:

          (i) Lessee suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

          (ii) Lessee consents to the appointment of a custodian, receiver, trustee or liquidator of itself or all or any material part of its property or its consolidated property, or Lessee admits in writing its inability to, or is unable to, or does not, pay its debts generally as they come due, or makes a general assignment for the benefit of creditors, or Lessee files a voluntary petition in bankruptcy or a voluntary petition seeking reorganization in a proceeding under any bankruptcy or insolvency Laws (as now or hereafter in effect) or any answer admitting the material allegations of a petition filed against in any such proceeding, or Lessee by voluntary petition, answer or consent seeks relief under the provisions of any other bankruptcy, insolvency or other similar Law providing for the reorganization or winding-up of Persons, or provides for an agreement, composition, extension or adjustment with its creditors, or any

                                      9-2
                corporate action (including any board of directors or shareholder action) is taken by Lessee in furtherance of any of the foregoing, whether or not the same is fully effected or accomplished; or

          (iii) an order, judgment or decree is entered by any court appointing, without the consent of Lessee, a custodian, receiver, trustee or liquidator of Lessee, or of all or any material part of its property or its consolidated property is sequestered, and any such order, judgment or decree of appointment or sequestration remains in effect, undismissed, unstayed or unvacated for a period of sixty (60) days after the date of entry thereof or at any time an order for relief is granted; or

          (ix) an involuntary petition against Lessee in a proceeding under the United States Federal Bankruptcy Laws or other insolvency Laws (as now or hereafter in effect) is filed and is not withdrawn or dismissed within sixty (60) days thereafter or at any time an order for relief is granted in such proceeding, or if, under the provisions of any Law providing for reorganization or winding-up of corporations which may apply to Lessee, any court of competent jurisdiction assumes jurisdiction over, or custody or control of, or of all or any material part of its property, or its consolidated property and such jurisdiction, custody or control remains in effect, unrelinquished, unstayed or unterminated for a period of sixty (60) days or at any time an order for relief is granted in any such proceeding; or

     (h) Change in Status: Lessee fails to comply with Section 8.7(a)(iv) or 8.7(a)(vii); or

     (i) Rights and Remedies: Lessee or any other Person claiming by or through Lessee challenges the existence, validity, enforceability or priority of the Lease or the rights of Lessor as lessor or owner in respect of the Aircraft; or

     (j)  [Intentionally Deleted];

     (k) Delivery: Lessee fails to comply with its obligation under Section 4 to accept delivery of the Aircraft (and such failure continues for five (5) days); or

     (l)  [Intentionally Deleted];

     (m)  Letter of Credit:

               (i) the issuer of the Letter of Credit (if any) fails to make any payment under that Letter of Credit when due; or

                                      9-3

               (ii) any such Letter of Credit is not in full force or, for any reason ceases to constitute the legal, valid and binding obligation of the issuer; or

               (iii) any of the events listed in paragraph (f)(i) above, with respect to the performance by the issuer of its obligations under any Letter of Credit, or paragraph (g) above applies to such issuer (references in those sub-paragraphs to Lessee being deemed to be to the issuer); or

               (iv) where applicable, any Letter of Credit is not renewed within the time required by Section 5.14;

               and each reference in this paragraph (m) to "the issuer" shall include a reference to any confirming bank for the Letter of Credit.

     (n) Redelivery: Lessee fails to return the Aircraft to Lessor on the Expiry Date in accordance with Section 12; or

     (o) Litigation: a judgment for the payment of money not covered by insurance in excess of the lesser of (i) Five Million Dollars ($5,000,000) or (ii) 2% of tangible net worth, (or the equivalent thereof in other currencies) shall be rendered against Lessee and the same shall remain undischarged for a period of thirty (30) days, unless during such period, execution of such judgment shall have been effectively stayed by agreement of the parties involved or by court order or such judgment shall have been adequately bonded.

                                      9-4

                                  SCHEDULE 10
                            [INTENTIONALLY DELETED]

                                     10-1

                                  SCHEDULE 11

                     FORM OF LEASE TERMINATION CERTIFICATE


The undersigned hereby certify that the Aircraft Lease Agreement dated as of _________, ____ between the undersigned Lessor and undersigned Lessee, and as further described in the Appendix attached hereto, has terminated (except as described in Section 15.1 thereof) and the aircraft and aircraft engines covered thereby are no longer subject to the terms thereof. This certificate may be executed in one or more counterparts each of which when taken together shall constitute one and the same instrument.

         DATED this __________ day of ____________________, __________

LESSOR                                 LESSEE

[   INSERT LESSOR'S NAME   ]           [   INSERT LESSEE'S NAME   ]
 --------------------------             --------------------------

By:______________________________      By:_____________________________

Title:___________________________      Title:__________________________


                                     11-1

                                  SCHEDULE 12

                            LEASE SUPPLEMENT NO. 1

    LEASE SUPPLEMENT NO. 1, dated ___________, ______, between _________________
____________________________________________, [a corporation organized under the laws of ______________] [, not in its individual capacity, but solely as owner trustee] ("Lessor"), and ___________________________________, a corporation organized under the laws of the ____________________("Lessee").

    Lessor and Lessee have previously entered into that certain Aircraft Lease Agreement dated as of _____________________, including the Common Terms Agreement as defined therein (collectively, herein referred to as the "Lease" and the defined terms therein being hereinafter used with the same meaning). The Lease provides for the execution and delivery from time to time of a Lease Supplement substantially in the form hereof for the purpose of leasing the aircraft described below under the Lease as and when delivered by Lessor to Lessee in accordance with the terms thereof.

    The Lease and this Lease Supplement relate to the Aircraft, Engines and Parts as more precisely described below and in the Certificate of Technical Acceptance. A counterpart of the Lease is attached hereto and this Lease Supplement and the Agreement shall form one document.

    In consideration of the premises and other good and sufficient consideration, Lessor and Lessee hereby agree as follows:

1. Lessor hereby delivers and leases to Lessee under the Lease and Lessee hereby accepts, acknowledges receipt of possession and leases from Lessor under the Lease, that certain ______________ aircraft, and the ________ (___) _____________________ Engines (each of which Engines has 750 or more rated takeoff horsepower or the equivalent of such horsepower) described in Schedule 1 hereto, together with the Aircraft Documents and Records described in the Lease (the "Delivered Aircraft").

2. The Delivery Date of the Delivered Aircraft is the date of this Lease Supplement set forth in the opening paragraph hereof.

3. The Term for the Delivered Aircraft shall commence on the Delivery Date and shall end on the Expiry Date, which shall be [insert date].

4. The amount of Rent for the Delivered Aircraft is set forth in Schedule B to the Aircraft Lease Agreement.

5. Lessee hereby confirms to Lessor that (i) the Delivered Aircraft and each delivered Engine have been duly marked in accordance with the terms of Section 8.6(a) of the Common Terms

                                     12-1

Agreement, (ii) the Aircraft is insured as required by the Lease, (iii) the representations and warranties of Lessee referred to in Section 2.1 of the Common Terms Agreement are hereby repeated with effect as of the date first above written, (iv) having inspected the Delivered Aircraft, Lessee acknowledges that the Delivered Aircraft satisfies all conditions required for Lessee's acceptance of delivery as set forth in the Lease or as otherwise expressly set forth in the Certificate of Technical Acceptance, and (v) the execution and delivery of this Lease Supplement signifies absolute and irrevocable acceptance by Lessee of the Delivered Aircraft for all purposes hereof and of the Lease.

6. All of the terms and provisions of the Lease are hereby incorporated by reference in this Lease Supplement to the same extent as if fully set forth herein.

7. This Lease Supplement may be executed in any number of counterparts; each of such counterparts, shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same Lease Supplement.

    IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease Supplement No. 1 to be duly executed as of the day and year first above written.

LESSOR,                              LESSEE,

[INSERT LESSOR'S NAME]               [INSERT LESSEE'S NAME]


By:____________________________     By:_____________________________

Name:__________________________     Name:___________________________

Title:_________________________     Title:__________________________

                                     12-2

                                  SCHEDULE 13

                         LIST OF PERMITTED SUB-LESSEES


Alaska Airlines
Aloha Airlines
America West Airlines
American Airlines
Continental Airlines
Delta Airlines
Frontier Airlines
Southwest Airlines
United Airlines
US Airways
Vanguard Airlines

                                     13-1

                                  SCHEDULE 14

                              FORM OF FAA OPINION


[Delivery Date]

General Electric Capital Corporation

260 Long Ridge Road

Stamford, CT 06927



Midway Airlines Corporation

2801 Slater Road, Suite 200

Morrisville, NC 27560

Re: Boeing model 737-700 aircraft with manufacturer's serial number 30051 and United States nationality and registration marks (the "Aircraft")
     -------------------------------------------------------------------------


Ladies and Gentlemen:


     This letter confirms that we filed with the Federal Aviation Administration (the "FAA") today at [__:__ ], the Aircraft Lease Agreement dated as of September [__], 1999 (the "Lease") between General Electric Capital Corporation as lessor (the "Lessor") and Midway Airlines Corporation as lessee, to which was attached Lease Supplement No. 1 dated [__________], [____] (the "Lease Supplement") covering the Aircraft and the General Electric model CFM56-7B24 aircraft engines with manufacturer's serial numbers [_______] and [________] (the "Engines").

     Based upon our examination of the above described Instruments and of such records of the FAA as we deemed necessary to render this opinion and as were made available to us by the FAA, it is our opinion that:

                                     14-1

     (a) the Lease with the Lease Supplement attached is in due form for recordation by and has been duly filed for recordation with the FAA pursuant to and in accordance with the provisions of Section 44107 of Title 49 of the United States Code;

     (b) legal title to the Aircraft is vested in the Lessor and the Aircraft is duly registered in the name of the Lessor pursuant to and in accordance with the provisions of Section 44102 and 44103 of Title 49 of the United States Code; and

     (c) the Aircraft and the Engines are free and clear of all liens, security interests and encumbrances of record with the FAA other than such as are created by the Lease, as supplemented by the Lease Supplement.

     No opinion is herein expressed as to laws other than the federal laws of the United States. Since our examination was limited to records maintained by the FAA Aircraft Registry, our opinion does not cover liens which are perfected without the filing of notice thereof with the FAA, such as federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code and possessory artisans' liens, and was subject to the accuracy of FAA personnel in the filing, indexing and recording of instruments filed with the FAA and in the search for encumbrance cross-reference index cards for the Engines.


                                    Very truly yours,


                                     14-2